Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

CERTAIN CONFIDENTIAL PORTIONS OF THIS AGREEMENT WERE OMITTED AND REPLACED WITH “[****]”.

MASTER AGREEMENT

FOR THE PURCHASE OF SMART ENERGY SERVICES

SOFTWARE AND SERVICES

Between

EXELON BUSINESS SERVICES COMPANY, LLC, for itself and as Agent for BALTIMORE GAS AND ELECTRIC COMPANY,

COMMONWEALTH EDISON COMPANY, and

PECO ENERGY COMPANY

And

OPOWER, INC.

Dated as of February 25, 2016

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

[1]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[2]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

[3]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[4]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[5]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[6]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

[7]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[8]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[9]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[10]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[11]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[12]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[13]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[14]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

[15]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[16]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[17]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[18]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

MASTER AGREEMENT

FOR THE PURCHASE OF SMART ENERGY SERVICES

SOFTWARE AND SERVICES

This Master Agreement for the Purchase of Smart Energy Services Software and Services (the “Master Agreement”) is made and entered into as of this 25th day of February, 2016 by and between Opower, Inc., a Delaware corporation with its principal place of business in Arlington, Virginia (“Company”), and: Baltimore Gas and Electric Company, a Maryland company with its principal place of business in Baltimore, Maryland (“BGE”); Commonwealth Edison Company, an Illinois corporation with its principal place of business in Chicago Illinois (“ComEd”); PECO Energy Company, a Pennsylvania corporation with its principal place of business in Philadelphia, Pennsylvania (“PECO”); and, acting as the respective agent of BGE, ComEd, and PECO, Exelon Business Services Company, LLC, a Pennsylvania limited liability company with its principal place of business in Chicago, Illinois, (“BSC”) (each of the Company, BSC, BGE, ComEd, and PECO may be referred to individually as a “Party” and collectively as the “Parties”); and

WHEREAS, Buyer and Company desire to set forth in this Master Agreement, together with all Exhibits and addenda attached hereto, the legal terms governing their relationship for the provision of Software and Services in the SES Domain, the provision or development of one or more Software-based projects involving business information and data analytics in the SES Domain, as well as the creation of new products in the SES Domain for potential commercialization (each, a “Project”); and

WHEREAS, each Project will have a different term, Scope of Work, deliverables, and success criteria that the Parties will further define in, and will only be conducted pursuant to, a Purchase Order that references this Master Agreement.

NOW, THEREFORE, in consideration of these premises, and of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1.	FAIR DEALING/STRATEGIC RELATIONSHIP

The Parties agree that a covenant of good faith and fair dealing shall apply to each Party’s performance of its obligations under this Master Agreement and all Purchase Orders.

As further addressed in Article 21, the Parties desire to engage in a long-term strategic relationship in the SES Domain for the purposes of: creating, deploying, and maintaining Software, and smart energy customer programs for a consistent customer experience; using business intelligence and data analytics to enhance and expand such programs; pursuing ideas and innovations related to the SES Domain; developing new or enhanced smart energy products and services including through the use of business intelligence and data analytics; and otherwise working together collaboratively to provide near-term solutions as well as future solutions in the SES Domain; and to commercialize or pursue business opportunities relating to the foregoing. The strategic relationship is founded on the principles of convergence and scalability, clear net benefit to each Buyer, technical flexibility and agility, a sustainable sourcing model, data management and quality, clear accountability, optimization of earning potential, and prioritized security and privacy.

ARTICLE 2.	SCOPE AND FORMATION OF CONTRACT

2.1 No Requirements Contract or Affiliate Liability.

This Master Agreement does not create a requirements contract. Buyer reserves the right to use its own resources and to employ other companies to perform the same or similar work. Company agrees that BSC may act as Agent for Buyer with regard to this Master Agreement. Subject to the provisions of Article 23.8 (Assignment), no Buyer will have any right, interest, obligation, or liability under any Purchase Order issued by

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

any other Buyer. Company shall not hold, nor attempt to hold, BSC or any Buyer not a party to a Purchase Order liable for the acts, omissions, breaches, default, or circumstances of another Buyer not a party to such Purchase Order.

2.2 Issuance and Acceptance of Purchase Orders.

2.2.1 During the term of this Master Agreement, Buyer may request Company to perform Work by issuing a Purchase Order to Company signed by Buyer’s Designated Representative or other authorized representative of Buyer. Subject to Article 2.5 (Emergency Work), Company shall not commence Work without receipt of a Purchase Order. The Purchase Order shall specify, at a minimum: (i) other Contract Documents; (ii) Scope of Work; (iii) Submittals; (iv) Contract Price; (v) time for performance and Milestone Dates; (vi) Buyer’s and Company’s Designated Representatives, (vii) liquidated damages, if any (though for the avoidance of doubt, the Initial Purchase Orders shall not have liquidated damages); (viii) application of the terms of this Master Agreement; (ix) identification of any terms or conditions that deviate from this Master Agreement; and (x) the sequence number of the Purchase Order in relation to any other Purchase Orders between Company and Buyer. If Company is in agreement with the Purchase Order, in order for such Purchase Order to be effective, Company shall sign and return the Purchase Order to Buyer’s Designated Representative. Company’s signature on the Purchase Order shall constitute Company’s unconditional acceptance of the Purchase Order under this Master Agreement. As agreed by Buyer and Company, Company will prepare an initial draft of any Scope of Work.

2.2.2 Company acknowledges that Buyer has a formal procurement process that requires written and signed contracts by authorized Buyer employees. Neither Party will assert any claim against the other Party alleging any oral or implied contract or contract modification.

2.3 Applicability of Master Agreement to Purchase Orders.

This Master Agreement shall apply to each Purchase Order unless a specific Purchase Order provides otherwise. This Master Agreement supersedes any preprinted terms or conditions on any Company or Buyer document. Any such preprinted terms or conditions will not be binding on a Party unless specifically agreed to in writing by such Party’s Designated Representative. The terms and conditions of any request for proposal will not apply to any Purchase Order unless specifically referenced in that Purchase Order.

2.4 Priority of Contract Documents.

In the event of any conflict or inconsistency among the documents comprising the Contract Documents, the authority of the individual documents for each respective Purchase Order, relative to the other document, is, in descending order of priority: any express statement in a Purchase Order or Change Order identifying a conflict with this Master Agreement and expressing an intent to override the conflicting Master Agreement provision; this Master Agreement; Change Orders; the Purchase Order (including any Scope of Work or Project Schedule contained therein); Specifications (including any product documentation or “technical briefs” or similar documentation provided by Company); and any other Contract Documents. Notwithstanding the foregoing, the several documents forming the Contract Documents shall be taken as mutually explanatory of one another; however, in case of ambiguities, discrepancies, or inconsistencies, this priority of documents shall govern.

2.5 Emergency Work.

2.5.1 In the event of an emergency (as reasonably determined by Buyer), the Buyer’s Designated Representative may request in writing that Company perform Emergency Work prior to execution of a Purchase Order or Change Order. In such event, if Company agrees to perform such work, Company promptly shall commence the performance of Emergency Work and the Parties shall commence the preparation and negotiation

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

of a Purchase Order or Change Order, as applicable, within five (5) Business Days after the commencement of Emergency Work. When issued by Buyer and duly executed by each Party, the Purchase Order or Change Order issued for such Emergency Work shall be effective retroactively to the time of the performance of the Emergency Work. Unless otherwise agreed to by the Parties, Emergency Work shall be performed at the billing rate set forth in the Contract Documents.

2.5.2 In any emergency affecting the safety of persons or property, Company shall act, at its reasonable discretion, to prevent threatened damage, injury, or loss. Any extension to the affected Milestone Dates in the Project Schedule or request for an adjustment of Contract Price claimed by Company on account of Emergency Work shall be documented in a request for a Change Order submitted by Company to Buyer in accordance with Article 10 hereof.

2.5.3 All Emergency Work shall be performed in accordance with this Master Agreement.

2.5.4 Emergency Work performed prior to receipt of a Purchase Order or Change Order shall not exceed a total cost to Buyer of [****]19 and Company shall immediately stop the performance of Emergency Work once reaching that amount, pending receipt of a Purchase Order or Change Order from Buyer authorizing the continuation of the Work in excess of such amount.

2.6 Schedules and Coordination.

Company shall cooperate with each of Buyer’s other third party providers of Services (to the extent that Company is made aware of such third parties and their work reasonably relates to the Company’s work) and shall make Commercially Reasonable Efforts to assure that none of the Services or other items provided to Buyer by Company shall adversely affect Buyer’s operations or the Services or other items provided by any other of Buyer’s third party providers, whether as to functionality, security, speed, service levels, interconnectivity and interoperability, reliability, availability, performance, response times, or otherwise.

ARTICLE 3.	STANDARDS FOR PERFORMANCE

3.1 Standards.

Company shall perform the Work as set forth in the Purchase Order and other Contract Documents in a competent manner, consistent with or exceeding the standards of skill and care of first tier craft, industry, profession, or trade peer companies. To the extent consistent with the applicable Purchase Order, Company shall furnish all the Software, Materials, and Services necessary for the complete, proper, and timely completion of the Work, including providing the necessary management, technical and other qualified personnel, home office support, supervision, labor, equipment, supplies, and transportation, except as explicitly excluded in the Contract Documents. The performance of the Software, Material, and Services will meet or exceed each of the performance criteria set forth in the applicable Purchase Order which may be in a separate Services Level attachment to the Purchase Order and may include an arrangement for credits or other remuneration to Buyer should the Service Level performance criteria not be met.

3.2 Schedule of Performance.

Company shall complete all Work on or prior to the Milestone Dates for such completion set forth in the Contract Documents or the Project Schedule, or, if no Milestone Date is specified, in a commercially reasonable period of time. Company shall promptly report to Buyer any delays or possible delays in performance of the

[19]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

Work or in the completion of Milestone Dates. To the extent delays are caused by Company, Company shall take all necessary steps, at no additional cost to Buyer, to recover any such delays. Company acknowledges and agrees that no extension to the date for Final Completion or other Milestone Dates identified in the Purchase Order or Project Schedule shall be granted unless agreed to in writing by Buyer and Company.

3.3 Acceptance.

Acceptance of Work under a Purchase Order occurs when programs and Services meet the Scope of Work Specifications or as specifically defined in a Purchase Order.

3.4 Risk of Loss.

Risk of loss or damage to the Work or any property of Buyer in the custody or control of Company shall remain with Company until Buyer accepts the Work.

3.5 Site Investigations.

If applicable to the Work, Company shall inspect the Site where the Work is to be performed and conditions under which the Work is to be executed and completed. If it performs such inspection, Company will: (a) not rely on any investigations performed by or information provided by Buyer relating to the conditions at the Site, without Buyer’s prior written approval; (b) use its own judgment to assess the conditions at the Site, including all physical characteristic that could affect the Work or the Price; and (c) satisfy itself as to the conditions under which it will be obligated to operate. No reasonably discoverable condition existing at the Site at the time of Company’s opportunity for inspection will be deemed to adversely affect Company’s ability to perform the Work in accordance with the terms of the Contract Documents.

3.6 Permits, Fees and Notices.

3.6.1 Unless otherwise specified in the Contract Documents, Company, at its expense, shall obtain in advance of performing the Work, maintain during performance of the Work, and perform the Work in accordance with, all necessary licenses, permits, and authorizations required of Company and any other Person(s) working under Company’s direction. Any costs, fines, penalties, awards, damages, or other liabilities associated with any violations of this Article caused by Company shall be borne and paid by Company.

3.6.2 Company shall promptly tender to Buyer copies of all notices received from Governmental Authorities specific to the Work.

3.6.3 Company shall post all notices and postings required by Law at the worksite, including without limitation, those for Company Personnel.

3.7 Compliance with Laws and Buyer Policies and Procedures.

3.7.1 Assuming Buyer’s compliance with this Master Agreement and all Laws applicable thereto, all Work performed and generated under this Master Agreement shall fully comply with all applicable Laws. Company shall make all notifications relating to commencement and progress of the Work as required by applicable Laws. Additionally, where not in conflict with any other provision of this Article, Company will comply with any Policies and Procedures set forth in a Purchase Order. Buyer reserves the right to revise or update the Policies and Procedures from time to time, and Company will use Commercially Reasonable Efforts to comply with such revised or updated Policies and Procedures, but is not required to comply if doing so would

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

result in a material change in cost or effort to deliver the Work. At the request of Buyer, Company shall acknowledge in writing which Policies and Procedures it has reviewed.

3.7.2 Company and Buyer each agree to fully comply with the Laws of the United States relating to the exportation of commodities or technical data, including but not limited to 15 CFR Parts 730 et seq., 10 CFR Part 110 and 10 CFR Part 810, as issued from time to time, or any successor Laws. The Receiving Party agrees to: (1) ensure that all Receiving Party Persons who may have access to export controlled items or information are generally or specifically authorized or licensed under such regulations; (2) report to the Disclosing Party of the export-controlled item or information the nationality of any recipients of such information where required for purposes of reports to governmental agencies; and (3) not retransfer any export-controlled items or information without the prior authorization of the Disclosing Party. The Receiving Party also agrees to contractually obligate any third party recipients of such information to comply with such regulations.

3.7.3 Anti-Corruption Compliance. Buyer and Company, when dealing with any government official, political party, party official or candidate for any political office, shall, and shall cause its SubCompanies (of any tier), and respective Buyer or Company Personnel to fully comply with the provisions of all applicable anti-corruption Laws including the U.S. Foreign Corrupt Practices Act. Company warrants that in connection with any Work under this Master Agreement, it shall not directly or indirectly give, offer, or promise anything of value to any Company Personnel, government official, political party, party official or candidate for any political office for the corrupt purpose of influencing or inducing any act or decision by any Company Personnel, government official or agency, or for the purpose of securing any improper advantage on behalf of Buyer or Company. Company shall cause Company Personnel who perform Work under any Purchase Order outside of the United States to be trained annually regarding the requirements of all relevant anti-corruption Laws and to annually certify the same.

3.8 Disaster Recovery and Business Continuity.

3.8.1 Company shall provide back-up, disaster recovery, and storage capabilities designed to maximize availability and progress of the Work during an event that would otherwise affect the performance or delivery of the Work. Any disaster recovery obligations set forth in a Purchase Order or Services Level attachment to a Purchase Order, shall be in addition to this Article. At a minimum, such capabilities will provide for restoration of Work within the timeframes set forth in a disaster recovery plan. Company’s responsibilities shall include the following, at no additional charge:

3.8.1.1 submit a disaster recovery plan to BSC within 180 days of the Effective Date including plans, measures and arrangements to ensure the continuous delivery of critical Software, Materials, and Services and allow Company and any Buyer to recover from a disaster. Company will maintain its disaster recovery plan and, in the event of a disaster, implement and comply with it. The disaster recovery plan is not intended to and does not supersede or replace any data storage, security, or recovery requirements set forth in a Purchase Order.

3.8.1.2 back-up and store Buyer Data and Analytic Data (on tapes or other storage media as appropriate) to provide protection against disasters and to meet file recovery needs.

3.8.1.3 generate a report following each and any disaster measuring performance against the disaster recovery plan and identification of problem areas and plans for resolution and improvement.

3.9 Compliance with Legal Holds.

3.9.1 Company, at its sole cost and expense, will comply with any and all legal holds issued by Buyer’s legal department and that Buyer’s legal department has determined is reasonably required in order to meet an

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

outstanding legal obligation. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Buyer’s legal department determines and identifies what types of records, documents, or data are subject to legal hold. Buyer’s legal department will notify the Company if a legal hold is placed on records, documents, or data controlled by the Company pursuant to any Purchase Order. Company will preserve and protect the specified records, documents, or data in accordance with instructions from Buyer’s legal department. A legal hold remains effective until it is officially released in writing by Buyer’s legal department. If Company is uncertain whether specific records, documents, or data is subject to a legal hold, those records, documents, or data should be preserved and protected until such time Buyer’s legal department can confirm their relevancy.

3.9.2 In the event records, documents, or data placed on legal hold are required for review by Buyer’s legal department, Company, at its sole cost and expense, will work diligently to export all relevant records, documents, or data in a form that is reasonably reviewable.

3.10 Software Support Services for Licensed Software.

3.10.1 [****]20

3.11 Company’s Obligation as to Continuous Improvement.

Company will work to continuously improve all Software, Material, and Services provided to Buyer pursuant to a Purchase Order, consistent with the standards applied by first tier information technology service providers.

ARTICLE 4.	WARRANTIES

4.1 Performance of Work.

4.1.1 Software Warranty. Company warrants that the Software deployed and furnished to Buyer under this Master Agreement will conform in all material respects with the Specifications contained in or developed in accordance with the Contract Documents, and will be: (1) deployed and conveyed to Buyer with good and merchantable title, free and clear of all security interests, Liens, encumbrances or claims of Company, SubCompanies and third party suppliers (2) free of any claim of infringement, misappropriation, unfair competition, or violation of any third party Intellectual Property right, (3) created and delivered in accordance with the then-prevailing applicable Laws, and industry standards and practices, and (4) fully tested in accordance with the Contract Documents. These warranties shall apply for the duration of the term specified in a Purchase Order (or, if Buyer elects to directly host any Software subject to any Perpetual Software License, these warranties shall apply only until the transfer of control of the applicable Perpetually Licensed Software is complete) and do not diminish any greater standard set forth in a Purchase Order or a Services Level Agreement.

4.1.2 Services Warranty. Company warrants that the Services furnished to Buyer under this Master Agreement or any Purchase Order will (1) conform in all material respects with the Specifications contained in the Contract Documents, (2) be performed using Company Personnel that have the requisite knowledge, training, skills, experience, qualifications and resources necessary to provide and perform the Services; (3) assuming Buyer’s compliance with this Master Agreement and all Laws applicable thereto, be performed in accordance with the then prevailing applicable Laws, (4) be performed in a prompt, diligent and professional manner consistent with industry standards and practices, and (5) be free of any claim of infringement, misappropriation,

[20]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

unfair competition or violation of any third party Intellectual Property right. These warranties shall apply for the duration of term specified in a Purchase Order and do not diminish any greater standard set forth in a Purchase Order or a Services Level Agreement.

4.1.3 Material Warranty. Company warrants that Material and all components thereof furnished to Buyer under this Master Agreement will conform in all material respects with the Specifications contained in or developed in accordance with the Contract Documents, and will be: (1) conveyed to Buyer with good and merchantable title, free and clear of all security interests, Liens, encumbrances or claims of Company, SubCompanies and third party suppliers (2) free of any claim of infringement, misappropriation, unfair competition, or violation of any third party Intellectual Property right, (3) sourced, manufactured, sold and delivered in accordance with the then-prevailing applicable Laws, and industry standards and practices, and (4) fully tested in accordance with the Contract Documents.

4.1.4 Additional Company Warranties. Without diminishing any greater standard set forth in a Purchase Order, Company warrants that (a) it will perform the Work in a manner that does not, and any Material supplied does not, infringe or constitute an infringement of any Intellectual Property rights of a third party; (b) it will own or have sufficient rights to grant all of the rights and licenses granted pursuant to this Master Agreement; (c) it will use Commercially Reasonable Efforts consistent with standards applied by first tier information technology service providers to prevent the introduction of any Malware into the Work and systems connected with the Work; (d) it will not include in any software or systems provided in the Work any computer programming code which is designed or intended to have the effect of permitting improper use, access, deletion, or modification of, or disabling, deactivating, damaging or shutting down one or more software or hardware programs or systems which are commonly known as “time bombs,” “data destruction keys,” and “trap doors” and other similar code or devices; (e) for any Software License provided to Buyer, it will not modify, enhance, or update such Software in a manner that materially restricts Buyer’s ability to operate or host such Software on a platform other than provided by the Company under a Software License and (f) that it will not allege any oral contract or amendment as stated in Article 2.2.2.

4.1.5 General Warranties. Each Party hereby represents and warrants (i) that it has all the necessary rights and consents with respect to any data, technical information, Software, products, Materials or Services it provides to the other Party, to perform the activities in accordance with this Master Agreement and the respective Purchase Order, and without knowledge of any valid claims of the Intellectual Property rights of any third party, or breach of any party’s privacy rights, nor any non-compliance with applicable Law; (ii) that it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (iii) that the execution and performance of this Master Agreement will not conflict with or violate any provision of any Law applicable to such Party; (iv) that it has and will maintain sufficient financial resources to meet its obligations under this Master Agreement; and (v) that this Master Agreement, when executed and delivered, will constitute a valid and binding obligation of such Party and will be enforceable against such Party in accordance with its terms.

4.2 Remedies.

4.2.1 If any Software or Material does not materially comply with the foregoing warranties and Buyer gives Company notice of such noncompliance after Buyer has accepted the Material, then Company shall, at its sole expense, promptly correct by repair or replacement any non-conforming Software or Material. The decision whether to repair or replace shall be made with the concurrence of Buyer and Company. Notwithstanding any other provisions in this Master Agreement to the contrary, to the extent caused by Company’s noncompliance with the foregoing warranties, the costs and expenses associated with access to or repair or replacement of Software or Material shall be paid by Company. All warranties for any Material (including any repaired or replaced Material) shall be two (2) years from the date of Buyer’s acceptance of the Material (or of Buyer’s

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

acceptance of repaired or replaced Material) (excluding that period, if any, during which the Material is not available for operation because of breach of the above warranties).

4.2.2 If any of the Services do not materially comply with the foregoing warranties and Buyer notifies Company after the date Buyer has accepted the Services, then Company shall, at its sole expense, promptly re-perform the nonconforming or deficient Services and repair or replace any Software or Material damaged or otherwise adversely affected thereby. Notwithstanding any other provisions in this Master Agreement to the contrary, to the extent caused by Company’s noncompliance with the foregoing warranties, the costs and expenses associated with re-performance of the nonconforming Services, including access to or repair or replacement of the Software or Material such as removal or replacement of systems, structures or other parts of Buyer’s facility and all transportation costs, shall be paid by Company. All such re-performed Services and repairs or replacement of Software or Material shall be performed on a schedule to be agreed upon between Company and Buyer. The warranty for any Services shall be for the duration of the term specified in a Purchase Order.

4.2.3 Article 12.1 shall apply to the extent that the liability described therein arises out of any breach by Company of its representations or warranties under this Article 4.

4.3 Inspection.

Buyer’s inspection, testing, acceptance, payment, or use of any Software, Material, or Services shall not affect the warranties and obligations of Company under this Master Agreement or the Contract Documents, and such warranties and obligations shall survive any such inspection, testing, acceptance, payment, or use.

4.4 Buyer’s Right to Perform.

Subject to the Dispute Resolution Process, in the event of Company’s failure to repair or replace any Material, or Company’s failure to re-perform the Services, in accordance with the terms hereof, Buyer, after notice to Company, may correct any deficiencies in the Material or Services, or may purchase replacement Material or Services provided that Buyer may not access or modify the Company’s Software. Any costs associated with Buyer’s correction of deficiencies may be considered direct damages for purposes of allocation of liability pursuant to the Dispute Resolution Process.

4.5 Assignment of Warranties.

Company agrees that it will obtain and assign to Buyer or assert on its behalf the benefits of any third-party warranties provided to Company by FirstFuel, Olivine and any other SubCompany designated in a Purchase Order in the performance of the Work, and will perform its responsibilities so that such warranties remain in full force and effect. Such assignment shall not relieve Company of its warranty obligations to Buyer under this Master Agreement or the Contract Documents.

ARTICLE 5.	CONTRACT PRICE, INVOICING AND PAYMENT

5.1 Contract Price.

In consideration for the Company’s performance of the Work set forth in the Purchase Order and other Contract Documents, Buyer will pay to Company the Contract Price at the times provided in the Purchase Order. Unless otherwise expressly provided in the Purchase Order, the Contract Price shall be a fixed price and include all costs associated with performance of the Work and compliance with the Contract Documents, including, but not limited to, labor and associated employment benefits, Materials, transportation and delivery charges,

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

insurance, costs to obtain permits or Intellectual Property rights necessary for Company’s performance and Buyer’s use of the Work, and all other fees, duties or charges. If a Purchase Order specifies a Contract Price on a time-and-materials or other variable price basis, the Purchase Order shall set forth a total purchase order amount and, unless otherwise agreed upon in the Contract Documents, Company shall not incur fees or costs that exceed this estimated amount except upon Buyer’s prior written consent to be documented in a Change Order. The Contract Price shall be the sole and exclusive consideration for Company’s satisfactory performance of the Work unless otherwise expressly provided in the Purchase Order.

5.2 Volume Cap and Pricing Hold.

5.2.1 In the event that the Exelon Utilities increase the volume of customers participating in the SES Domain services provided by Company, including through acquiring a utility with an existing contract with Company, the per-unit pricing and terms under the Initial Purchase Orders will continue unless otherwise agreed by the Parties, up to the agreed-upon cap of [****]21. Beyond such cap, the Parties will review the pricing and terms for any additional customers, as well as the value to Company of its contracts with the acquired utility, in order to ensure a reasonable return for Company.

5.2.2 As to per-unit-priced projects, Buyer makes no guarantee of volume of customer participation, and Company agrees there will be no changes in pricing to any Buyer as a result of any change in units or customer participation volume.

5.2.3 In the event Buyer acquires a utility with an existing contract with Company, the scope, pricing and terms of that utility’s contract with Company will continue pursuant to the terms of such existing contract. Upon expiration of that contract, Company will offer to incorporate the Software, Materials and Services for that utility into the Parties’ relationships under this Master Agreement.

5.3 [****]22

5.4 [****]23

5.5 Change Orders.

5.5.1 All charges made pursuant to a Change Order issued in accordance with Article 10 (Changes in the Work) herein, shall be shown separately on Company’s invoices, and shall not be included with amounts applicable to the Contract Price as originally specified in the Purchase Order.

5.5.2 No Change Order that has the effect of increasing the cost to Buyer (whether because of an increase in the prices for the Material or the Services, the amount or type of Material, or the scope of the services, or otherwise) shall be binding on Buyer unless Buyer approves the same in writing.

5.6 Purchase Accounting.

For any Purchase Order, Buyer may desire to apply certain accounting treatment to the Contract Price or one or more components of the Contract Price. Buyer will inform Company of its potential accounting position as

[21]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[22]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[23]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

reasonably early in the Purchase Order negotiations as possible including any criteria it requires to be included in the Purchase Order which may be in addition to, or a modification of, Perpetual Software License criteria.

Company understands that accounting treatment for Perpetual Software Licenses may change and it will use its Commercially Reasonable Efforts to work with Buyer to achieve Buyer’s desired accounting for such licensed Software provided under this Master Agreement.

5.7 Taxes.

Other than taxes based on Company’s income, the Contract Price does not include any taxes, fees, excises, and charges which are now or hereafter imposed by Governmental Authority with respect to the Work. Buyer shall make payments for taxes, fees, excises, and charges and shall be required or obligated to reimburse Company for any taxes or similar expenses which may arise or be incurred in connection with delivery of the Software or Material or performance of the Services. The invoice shall separately list taxable and nontaxable charges where applicable. Unless Buyer provides Company an exemption or notifies Company that Buyer will pay such taxes directly to the applicable Department of Revenue and if required pursuant to a Purchase Order, then state sales and use tax, where applicable, shall be billed on the invoice if Company is authorized by applicable Law to collect such tax. Company will promptly furnish Buyer with all information Buyer requests for the purpose of determining the amount of any tax liability under this Master Agreement. Buyer and Company shall work jointly in the event that any taxes included in the Contract Price for which it may be responsible will be paid or contested and to control any contest. At the request of Buyer, Company shall prepare, execute, and deliver to Buyer a Federal Form W-9 or the equivalent thereof. Company shall comply with the tax reporting requirements of all Governmental Authorities, and, upon the request of Buyer, will provide proof that Company has complied with such tax reporting requirements.

5.8 Invoice Submission.

Company shall submit invoices in accordance with the timing set out in the Purchase Order. Unless otherwise specified in the Purchase Order, Company shall submit the original invoice to Buyer’s Accounts Payable Department.

5.9 Invoice Content.

Each invoice shall include the date it is issued, Company’s name, address, Purchase Order number, release number, and corresponding unit price (if applicable), Service description, time period covered, and total amount due for the time period covered by the invoice. If the Work is being performed other than fixed fee, each invoice shall also include a detailed itemized list of the costs of Work covered by the invoice identifying the number of each class of employees, number of regular hours worked, number of overtime hours worked, rates charged, separately itemized charges for freight, with all applicable sales and use taxes stated as a separate line item. No overtime hours shall be charged to Buyer without Buyer’s prior written approval. Overtime hours shall be billed as such rather than as a greater number of regular hours. Each invoice shall also identify all authorized expenses incurred during the time period, and shall be accompanied by supporting documentation. All invoices covering additions to or credits due under this Master Agreement or a Purchase Order shall refer to the specific Change Order issued by Buyer with respect to the addition or credit. Company’s final invoice for each Purchase Order shall be marked “FINAL INVOICE,” in any cover letter, forwarding email, and/or on the final invoice, and an additional copy of this final invoice shall be submitted to Buyer’s Designated Representative.

5.10 Payments.

Invoices that Buyer, in its discretion, deems inaccurate or incomplete may be returned within seven (7) Business Days of receipt for correction and re-submittal by Company. Buyer shall pay all undisputed invoices, or undisputed parts of an invoice, within forty-five (45) calendar days after receipt or resubmittal of the invoice.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

5.11 Reports.

Any report required regarding progress made by Company toward the completion of the Work, its content, and delivery date(s) to Buyer shall be set forth in the Purchase Order. The intent of any such report is to provide the Buyer with an accurate status of the Work’s Project Schedule and budget, including, if any, variances, reasons for such variances, and corrective action planned.

5.12 Grounds for Not Paying Invoices.

Buyer may decline to pay an invoice, in whole or in part, to the extent that the declined fees arise out of any of the following:

5.12.1 material breach by Company of any of its obligations under this Master Agreement or Purchase Order;

5.12.2 reasonable evidence that the Software, Material, or Services will not be completed by the Milestones specified in the Purchase Order or Project Schedule;

5.12.3 unsubstantiated or unsupported amounts billed by Company; or

5.12.4 Company’s failure to submit an invoice within one hundred and eighty (180) calendar days of the applicable submission date per Article 5.10.

5.13 Payment Not Waiver of Company’s Breach.

No partial or Final Payment made by Buyer shall be construed as a waiver of any breach hereof by Company, acceptance of defective portions of the Work or of any of the Work which does not strictly comply with all requirements of the Contract Documents, or preclude Buyer from pursuing any other rights or remedies it may have under this Master Agreement, in Law or equity.

ARTICLE 6.	[****][24]

ARTICLE 7.	TERM

Purchase Orders may be placed under this Master Agreement for six (6) years from the Effective Date. After six (6) years, this Master Agreement (but not any Purchase Orders hereunder) will automatically annually renew until a Party provides notification to the other Party of (a) termination or (b) a superseding Master Agreement. The term shall also include the period of any Transition Assistance as outlined in any Purchase Orders.

ARTICLE 8.	MATERIAL

If a Purchase Order requires Company to provide Material, the Parties will ensure that the Purchase Order includes Material-related terms such as warranty, manufacture, and standards.

8.1 Title and Risk of Loss.

Subject to Articles 16 and 22, free and clear title to Material furnished by Company under a Purchase Order shall pass to Buyer at the time Buyer has accepted the Work related to the Material. Risk of loss or damage to Material shall remain with Company until Material is delivered to Buyer.

[24]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

ARTICLE 9.	PROJECT MANAGEMENT

9.1 Designated Representatives.

Company and BSC shall appoint a Designated Representative to manage the overall relationship under this Master Agreement. The Designated Representatives shall assure each Party appoints a manager to be responsible for each Project. Any Party shall have the right to change its Designated Representative or any manager in its sole discretion. If any Party changes its Designated Representative or any manager, it will notify the other Party(ies) and give the name of the replacement. Company’s Designated Representative will have the power to bind Company to written change requests. If in either Party’s view, if the other’s Designated Representative or any manager is not performing effectively, the Party will so notify the other(s) who will replace the individual as requested.

9.2 Meetings.

Company shall schedule and conduct meetings with Buyer at a mutually agreed location and/or via conference calls, for the purpose of reviewing the progress of the Work and adherence to the Project Schedule. The frequency of such meetings will be established by mutual agreement of Buyer and Company; provided, however, if Buyer reasonably believes that the Project Schedule is in jeopardy, then Buyer shall be entitled to require that meetings occur as frequently as are commercially reasonable.

9.3 Project Issues and Disputes.

Any issues or disputes that arise during the course of the Project will be resolved following the Dispute Resolution Process established in Article 24.

ARTICLE 10.	CHANGES IN THE WORK

10.1 Change Orders.

10.1.1 All Change Orders must be in writing and signed by Company and Buyer.

10.1.2 Either Company or Buyer may request a change to a Purchase Order by providing to the other all documentation that supports or explains the change. If the request is agreed upon, a Change Order shall be entered.

10.1.3 Buyer shall have the right to propose changes to be made in the Work through a written Change Order, including changes in the Specifications, designs, and time and place of delivery. In the case of such proposed changes, Buyer and Company will work to equitably adjust the Purchase Order. Unless otherwise provided in such resulting Change Order, any adjustment to payment shall be on a reimbursable basis at the rates set out in the Purchase Order. If Buyer and Company cannot agree on the adjustment, the Work shall continue and the Dispute Resolution Process established in Article 24 shall be followed.

10.1.4 A Purchase Order or Scope of Work issued thereunder may contain alternative or more detailed change management provisions, in which case such provisions shall control.

10.2 Claims Affecting Price.

10.2.1 Company will not make any claim to Buyer for work unless such Work has been the subject of an approved Change Order.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

10.2.2 If Company has any claim against Buyer, such as for extra work, changes, or delays, notice of each such claim shall be submitted in writing to Buyer. Any claim by Company shall be deemed waived unless made in writing within forty-five (45) Business Days after the occurrence of the event which precipitated the claim. Notwithstanding anything to the contrary, no claim shall be allowed if asserted ninety (90) calendar days after Final Payment pursuant to the Purchase Order.

10.3 Compatibility.

Buyer will only be obligated to accept such changed versions of Company’s Software or documentation if (i) they continue to meet the applicable Specifications and are compatible with previously installed equipment and Software, (ii) operate with such previously installed equipment or Software as components of the System, without any reduction in the functionality and performance of the equipment or Software or the System, and (iii) pass any applicable inspection and testing.

ARTICLE 11.	FORCE MAJEURE

11.1 Force Majeure.

11.1.1 Except for any payment obligation under this Master Agreement or a Purchase Order, neither Company nor Buyer shall be in breach of a Purchase Order where its failure to perform or its delay in performing any obligation is due to a Force Majeure. The Party claiming Force Majeure shall:

11.1.2 promptly notify the other Party of any failure to perform or delay in performing due to Force Majeure and, as soon as practical, provide an estimate of the effect of the Force Majeure on the Purchase Order;

11.1.3 use Reasonable Efforts to mitigate the effect of the Force Majeure including to restore normal conditions and re-establish working schedules as soon as the Force Majeure has ceased; and

11.1.4 promptly notify the other Party when the Force Majeure has ceased.

11.2 Effect of Force Majeure.

The Parties will negotiate an equitable adjustment to the Project Schedule reflecting time lost and not recovered through acceleration of the Work not to exceed the period of the Force Majeure. Should the Force Majeure continue for forty-five (45) continuous calendar days, either Party may cancel unperformed Purchase Orders upon written notice to the other and Buyer will not be charged for any period during which Company was prevented or delayed in performing its obligations as a result of the Force Majeure.

ARTICLE 12.	INDEMNIFICATION

12.1 Company Indemnification.

Company will indemnify, hold harmless, and defend, upon written request, Buyer and its Affiliates and contracted parties, and their respective officers, directors, employees, agents, representatives, subsidiaries, successors, and assigns (“Exelon Parties”) from and against any claim, demand, cause of action, loss, expense, or liability (including, without limitation, attorneys’ and other professional fees and expenses, witness travel expenses, and court costs, incurred by any Buyer Parties in connection with the investigation, defense, and settlement of any such claim) asserted by any third party on account of injury to or death of persons (including Buyer and Company personnel), or damage to or loss of property of third parties (including SubCompanies) based on or arising from the Work or arising from any alleged breach by Company of its Representations or Warranties contained in this Master Agreement or in any Purchase Order. To the extent Buyer incurs any

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

attorney fees in connection with a claim based on or arising from any alleged breach by Company of its Representations or Warranties contained in this Master Agreement or any Purchase Order, Company shall immediately reimburse Buyer for such attorney fees upon Buyer’s request.

12.2 Buyer Indemnification.

Buyer will indemnify, hold harmless and, upon written request, defend Company, its Affiliates and its SubCompanies and their respective officers, directors, employees, agents, representatives, subsidiaries, successors, and assigns (“Company Parties”) from and against any claim, demand, cause of action, loss, expense, or liability (including, without limitation, attorneys’ and other professional fees and expenses, witness travel expenses and court costs, incurred by Company Parties in connection with the investigation, defense, and settlement of any such claim) asserted by any third party on account of injury to or death of persons (including Buyer and Company personnel), or damage to or loss of property of third parties, whether instituted against Company Parties alone or jointly with Buyer, and whether or not negligence or liability is charged solely against Company Parties, but all of the foregoing only to the extent caused by, or fairly alleged by the facts of the third party claims, if true, to be caused by, Buyer’s negligent acts, negligent omissions to act, violations of law (including any failure to obtain any required consents or provide any notices associated with providing Buyer Data to Company), willful misconduct, or acts or omissions for which there is strict liability under applicable law.

12.3 Joint Liability.

To the extent that damage or injury that would give rise to an indemnity claim under either Article 12.1 or 12.2 above is caused by the joint or concurrent negligence of any Company Parties on the one part, and any Buyer Parties of the other part, the liability shall be borne by Company and Buyer in proportion to their respective degrees of negligence.

12.4 Indemnification for Claims of Intellectual Property Rights Violations.

Company further agrees to indemnify, hold harmless, and defend, upon written request, the Exelon Parties from and against any claim, demand, cause of action, loss, expense, or liability based on or arising from the Work (including, without limitation, attorneys’ and other professional fees and expenses, witness travel expenses and court costs, incurred by the other in connection with the investigation, defense, and settlement of any such claim) asserted by any third party, whether instituted against one Party alone or jointly between any Company Parties and Buyer Parties, and whether or not liability is charged solely against the other, that either Company or any Exelon Party infringes or violates any Intellectual Property right of any third party.

12.5 Indemnification Exclusions.

The Parties expressly agree that the indemnifications set forth in this Article, shall not apply to the extent any third party alleged claim arises from:

12.5.1 any endeavor pursuant to the Parties’ strategic relationship, as set forth in Article 21, if indemnification terms for such endeavor are specifically set forth and agreed to by the applicable Parties.

12.5.2 Buyer’s combination, operation, or use of the Work: (a) with other software, hardware or technology the Company does not provide, authorize, or specify to be used; (b) that Buyer alters, modifies, or uses outside of the scope of use identified in the Contract Documents or Company’s user documentation; or (c) in combination with any products or services not provided by the Company except where such combinations are required, suggested or allowed by the Company in the Contract Documents, the Company user documentation, or other Company communication or where such combination(s) are necessary for the proper operation of the Work, such exclusion only to the extent the claim relates to any such combination(s); and

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

12.5.3 data, process, method, information, design, specification, functionality, deliverable, Software, Services, or Material not provided by the Party against which indemnification is sought.

12.6 Procedures for Indemnification.

12.6.1 Promptly after a Party with a right to indemnity hereunder receives notice of any claim for which it will seek indemnification pursuant to this Agreement, the indemnitee will notify the Party obligated to indemnify of the claim in writing. No failure to so notify the indemnitor will abrogate or diminish the indemnitor’s obligations if the indemnitor has or receives knowledge of the claim by other means or if the failure to notify does not materially prejudice its ability to defend the claim.

12.6.2 Within fifteen (15) Business Days after receiving an indemnitee’s notice of a claim, and if possible no later than ten (10) Business Days before the date on which any formal response to the claim is due, the indemnitor will notify the indemnitee in writing as to whether the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense of the claim (a “Notice of Election”). If the indemnitor timely delivers a Notice of Election, the indemnitor will be entitled to have sole control over the defense of the claim. Nothing in this Article will preclude the indemnitee from participating in its defense and retaining its own counsel at its own expense.

12.6.3 If the indemnitor does not deliver a timely Notice of Election for a claim, the indemnitee may defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor will promptly reimburse the indemnitee upon demand for all indemnifiable liabilities suffered or incurred by the indemnitee as a result of or in connection with the claim.

12.6.4 The indemnitee will provide reasonable assistance to the indemnitor, at the indemnitor’s cost and expense, including reasonable assistance from the indemnitee’s employees, agents, and Affiliates, as applicable.

12.6.5 The indemnitor may not consent to the entry of any judgment or enter into any settlement without the prior written consent of the indemnitee unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any person, (ii) there is no adverse effect on any other claim that may be made against the indemnitee, (iii) there is no injunctive or other non-monetary relief against the indemnitee; and, (iv) the compromise or settlement includes the claimant’s or the plaintiff’s release of the indemnitee, in form and substance reasonably satisfactory to the indemnitee, from all liability in respect of the third party claim.

ARTICLE 13.	INSURANCE

Company shall provide insurance coverage set forth on Exhibit F or as provided in any Purchase Order that specifically states that Exhibit F is being modified for that Purchase Order and states the modification. Company shall maintain the insurance coverage required under this Master Agreement and each SubCompany, regardless of tier, shall maintain insurance coverage with the dollar limits required under this Master Agreement or Opower’s insurance coverage shall provide protection against such SubCompany’s breach.

ARTICLE 14.	[****][25]

14.2 Company Liability.

Should Company Personnel sue Buyer for any injury allegedly received while performing Work under this Master Agreement and/or any Purchase Order, Company agrees to waive in any suit filed by Buyer any limitation or cap imposed by any Laws, case law or Governmental Authority on the damages that Buyer can recover against Company in a third party action by Buyer against Company.

[25]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

ARTICLE 15.	TERMINATION AND SUSPENSION

Notwithstanding anything herein to the contrary, the termination of this Master Agreement or any Purchase Order shall not affect or excuse the performance of any Party pursuant to any then effective Purchase Order(s), except as otherwise provided in this Article.

15.1 Termination With Cause.

15.1.1 If any Party (a) breaches any material provision of this Master Agreement or a Scope of Work, or (b) files for insolvency, is a party to any voluntary or involuntary proceedings in bankruptcy or under other insolvency law, enters a general assignment or arrangement for the benefit of its creditors, files for corporate reorganization or dissolution, suffers or permits the appointment of a trustee or receiver for its business assets, ceases doing business in the ordinary course, or is a party to anything analogous to any of the foregoing, the other Party may give written notice of termination to the defaulting Party specifically identifying the breach or breaches on which the notice is based. If the breach is not cured within thirty (30) Business Days of receipt of such notice by the defaulting Party, this Master Agreement shall terminate.

15.1.2 In the event any Party breaches any material provision of a Purchase Order, the other Party may give written notice of termination to the defaulting Party specifically identifying the breach or breaches on which the notice is based. If the breach is not cured within thirty (30) Business Days of receipt of such notice by the defaulting Party, and unless otherwise expressly stated in the notice of termination, only that Purchase Order will terminate and no other Purchase Order shall terminate. If Buyer is the defaulting Party, it (a) shall pay Company within thirty (30) calendar days all amounts which have accrued under the Purchase Order prior to such termination and all sums that remain unpaid for Materials and Services ordered and delivered prior to termination and (b) stop using the Materials and Services related to the breach. If Company is the defaulting Party, Buyer shall not be required to make any payments to Company with respect to Material that has not been delivered or Services that have not been performed as of the date of termination. If the sum of all previous deposits and payments under the applicable Purchase Order with respect to the Work so terminated exceeds the amount owed to Company, the excess shall be immediately refunded to Buyer.

15.1.3 If provision is explicitly set forth in the Purchase Order for Service Level Termination Event(s) and such a Service Level Termination Event occurs, Buyer may immediately terminate that Purchase Order and Company shall not be entitled to any cure period.

15.1.4 Buyer may terminate this Master Agreement or any Purchase Order, or portion thereof, at any time upon prompt written notice to Company, without payment of any kind due to Company for such termination, in the event any Software that Company provides to Buyer under this Master Agreement or any Purchase Order fails to consistently and reliably achieve the functionality called for in a Purchase Order or a Scope of Work and Company is unable to rectify such failure in a commercially reasonable time (which shall be at least thirty (30) calendar days).

15.1.5 In the event of a failure of the Material or Services that gives rise to Buyer’s right to terminate for cause under this Article, Company shall immediately pay to Buyer the pro-rated purchase price of the Perpetual Software License set forth in the Initial Purchase Orders and the Parties shall work collaboratively to determine what portion of any Perpetually Licensed Software shall be retained by Buyer. In any event, in the case of such breach, repayment of the pro-rata purchase price shall not be Buyer’s exclusive remedy in the event that such breach.

15.2 Termination or Modification for Regulatory Reasons.

Buyer may, at its option, terminate or propose to modify this Master Agreement and or any Purchase Order, or portion thereof, at any time upon prompt written notice to Company, without cause and without penalty to any

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

Buyer, in the event that (and limited solely to the extent that) any action or inaction by a Governmental Authority makes this Master Agreement or such Purchase Order or part of such Purchase Order, or any material aspect thereof, prohibited by law, invalid or unenforceable, unrecoverable in utility rates, or otherwise materially adversely impacts Buyer or its customers use of the Materials or Services. In the event that (and limited solely to the extent that) any action or inaction by a Governmental Authority makes this Master Agreement or a Purchase Order or part of such Purchase Order, or any material aspect thereof, prohibited by law, invalid or unenforceable, unrecoverable in utility rates, or otherwise materially adversely impacts Buyer or its customers’ use of the Software, Materials, or Services, then upon prompt written notice to Company, without cause and without penalty to Buyer, Buyer may, at its option, terminate this Master Agreement or any Purchase Order. In the event of a termination pursuant to this Article, (i) Buyer shall have no further obligation to pay any then-unpaid fees, (ii) any “Annual Support Service and Hosting Fees” (as designed in the payment provisions of a Purchase Order) that have been pre-paid but not yet used shall be refundable, and (iii) all other fees paid (and due, but not paid) prior to the termination date shall be nonrefundable.

15.3 Hosting Termination For Convenience.

Unless otherwise explicitly set forth in a Purchase Order, for any Perpetually Licensed Software licensed or purchased by Buyer under this Master Agreement, Buyer will have the option, at its discretion, to terminate Company hosting and to obtain, at no further cost, Transition assistance as set forth in this Article to transition the licensed software, systems, programs, and items from a Company-hosted environment to a Buyer-hosted environment or environment of one or more Buyer-designated third parties.

15.4 Termination and Expiration Obligations.

15.4.1 Promptly upon termination or expiration of any Purchase Order, Company will, without additional charge, transfer back to Buyer and delete from its systems, computer storage, and other means under its control, Buyer’s Confidential Information, data, Intellectual Property, Personally Identifiable Information, and Work relating to that Purchase Order and otherwise discontinue its use.

15.4.2 Promptly upon termination or expiration of this Master Agreement, Company will, without additional charge, transfer back to Buyer and delete from its systems, computer storage, and other means under its control, Buyer’s Confidential Information, data, Intellectual Property, Personally Identifiable Information, and Work and otherwise discontinue its use, (c) the Parties shall discontinue any use of the other’s brand, and (d) all undisputed amounts owed or credits due will be paid.

15.5 Transition Obligations.

Upon Buyer’s request, or upon any termination or expiration of this Master Agreement, Company will use Commercially Reasonable Efforts to provide assistance to Buyer for the Software, Services and/or Materials in question. At Buyer’s request, such Software, Services and/or transition support will continue for up to forty-five (45) Business Days after the Effective Date of the termination or expiration. Transition assistance means, subject to reasonable restrictions imposed by Company relating to the protection of confidential information and intellectual property, providing the personnel and other reasonable commercial support reasonably necessary to transition the Software and the responsibility for performing the Services and the hosting of Company Material, when applicable, to a Buyer Party or one or more third party designated by Buyer. Transition assistance that will be provided at no additional charge includes the transfer of the Software, the deletion of Buyer Data and Analytic Data from the Company’s computer programs, databases and systems provided or used in the performance of the Services; the orderly wind-down of any Buyer customer-facing program; the provision of any measurement and verification results as required under a Scope of Work; the delivery of any final reports, results or metrics as required under a Scope of Work; the delivery of any reports due under any Service Level Agreement and

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

reconciliation and payment of any credits due thereunder; and the introduction of Buyer to key SubCompanies utilized by Company in the performance of Services and the use of Commercially Reasonable Efforts to facilitate the engagement of such SubCompanies by Buyer (the “Included Transition Services”). In addition, Buyer may request that Company provide a reasonable amount of additional transition assistance, including provide insights from analytics and website statistics; reasonably work with Buyer, and, subject to an appropriate confidentiality agreement, reasonably working with any third party designated by Buyer in the transfer to such third party; and to provide any other services and cooperation reasonably necessary or useful to effect an efficient transition from a Company environment to an Buyer or Buyer designees’ environment, as well as ensuring the orderly wind-down of any Buyer customer-facing program (the “Additional Transition Services”). Additional Transition Services of up to 100 hours will be provided at no charge. With advance notice to and approval from Buyer, Transition assistance charges over this amount shall be invoiced to and paid by Buyer.

ARTICLE 16.	INTELLECTUAL PROPERTY RIGHTS — NON-INNOVATION PROJECTS

16.1 Scope of this Article.

This Article sets forth the Parties’ rights and obligations with respect to rights in Intellectual Property in Work generated pursuant to a Purchase Order that do not arise under Article 22. The Parties’ rights and obligations with respect to rights in Intellectual Property relating to innovations and other strategic relationship endeavors are set forth in and controlled by Article 22.

16.2 [****]26

16.3 [****]27

16.4 [****]28

16.5 [****]29

16.6 [****]30

16.7 [****]31

16.8 [****]32

16.9 [****]33

[26]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[27]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[28]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[29]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[30]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[31]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[32]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[33]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

16.10 [****]34

ARTICLE 17.	LABOR RELATIONS

17.1 Notice of Potential Labor Disputes.

Company shall promptly notify Buyer in writing of any dispute or controversy concerning terms or conditions of employment, or concerning the association or representation of a significant number of persons in negotiating, fixing, maintaining, changing, or seeking to arrange terms or conditions of employment, regardless of whether or not the disputants stand in the proximate relation of employer and employee, that may be reasonably expected to materially and adversely affect or delay the performance of the Work.

17.2 Company Control.

Subject to Buyer’s right to approve SubCompanies, nothing in this Master Agreement shall limit Company’s right to negotiate or execute labor agreements on terms and conditions within Company’s sole discretion consistent with Company’s responsibilities and obligations under this Master Agreement or any Purchase Orders.

17.3 Workers.

Company shall (a) employ and cause each SubCompany to employ an adequate number of competent and experienced Company Personnel for the Work to be performed, (b) assure Company Personnel maintain all professional qualifications, licenses, permits, certifications and skills and appropriately complete all training required by applicable Laws or necessary for the performance of the Work, (c) have full responsibility for the conduct of all Company Personnel employed on or in connection with the Work, (d) observe established and accepted labor practices, procedures, and agreements applicable to the Work (e) be solely responsible for payment of compensation to such Persons hired by it or its SubCompanies including all applicable federal, state and local income tax and employment-related withholdings and reporting, and inform Company Personnel of and enforce their compliance with Buyer security and safe working rules when working at a Site.

17.4 Compliance with Buyer GPPMA.

17.4.1 In connection with a Purchase Order and except as otherwise expressly provided by Buyer, if Company (1) performs (or plans to perform) any craft Work at a Site or (2) hires (or plans to hire) any craft labor to perform Work at a Site, that is subject to any Buyer’s facility amendment to the General Presidents Project Maintenance Agreement, then Company (or if applicable, such SubCompany performing the Work and/or hiring craft labor) shall execute a “Letter of Assent”, which represents such signatory’s agreement to the terms and conditions set forth in the Buyer GPPMA prior to commencement of Work at such Site.

17.4.2 Company shall perform the Work described in this Article 17 pursuant to the Buyer GPPMA and terms, conditions and covenants contained therein, including employing, or contracting with, individuals represented by the appropriate craft unions.

17.4.3 If Company breaches the provisions of this Article 17, Company shall indemnify, defend upon request and hold harmless Buyer Parties from all claims, liability, damages, and expenses (including advancement of reasonable attorneys’ fees and defense costs) arising out of such breach.

[34]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

17.4.4 Use of Company Personnel.

Company shall comply with Buyer’s Policies and Procedures pertaining to use of Company’s Personnel as specified in a Purchase Order. As to any Materials or Services (i) Company and all suppliers, SubCompanies and agents involved in their production or delivery shall throughout the term of this Master Agreement strictly adhere to all applicable Laws in the jurisdictions in which they are produced or performed including, without limitation, facility operation, labor practices, working conditions, wages, hours and minimum age of the workforce; (ii) none have been and will not be produced, in whole or in part, by child, convict or forced labor; and (iii) none will be shipped for purposes of avoiding compliance with Laws.

17.5 Independent Contractor.

Except as may be otherwise explicitly agreed in writing by the Parties under Articles 21 and 22, Company, in furnishing the Work, is acting as an independent Company and Company has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all Work to be provided by Company under this Master Agreement.

17.6 Staff Augmentation.

17.6.1 Neither Company nor its SubCompanies will: (1) assign either (a) any Company Personnel to perform Staff Augmentation Work for the Buyer Parties, or (b) any Retiree to perform any Work for the Buyer Parties, for a total period of time (including time under this Master Agreement or any other agreement or through Company, its SubCompanies or any other third party employer and without regard to hours worked), in excess of 1 year, unless Buyer grants a written exception for such Company Personnel to the time limit; or (2) report income for any of its Company Personnel performing Staff Augmentation work to the Buyeror to the IRS on Form 1099; or (3) allow any Company Personnel to commence Work for the Buyer until an executed Third Party Personnel Acknowledgement (as defined below) has been received by Company.

17.6.2 Prior to commencement of Work by any Company Personnel, Company (or its SubCompany), shall obtain from such Company Personnel, either directly or through its SubCompanies, a written acknowledgement from all proposed such Company Personnel, or its SubCompany, substantially in the form of Exhibit C attached hereto (the “Third Party Personnel Acknowledgement” or “TPPA”). Company shall maintain the original of each TPPA for Company Personnel for a period of six (6) years following the termination of Company Personnel.

17.6.3 Based upon such executed Third Party Personnel Acknowledgements and prior to commencement of any Work by any such proposed new Company Personnel, Company shall provide to Buyer’s manager of the Project and/or Designated Representative a written notice that identifies the names (and if possible the former Buyer or Affiliate employee identification number) of Company Personnel assigned to provide Work to Buyer who identify themselves as a former employee of one of the Buyer Parties or a Retiree of one of the Buyer Parties.

17.7 Buyer Training.

At Buyer’s request, Company agrees to participate in Buyer-provided training regarding Buyer rules, policies, and requirements. Company shall not charge Buyer for such training time, provided Buyer pays for the training course(s).

17.8 Background Investigation.

To the extent applicable to any Purchase Order, Background Investigations will be conducted in accordance with ExhibitE.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

17.9 Key Personnel.

The Purchase Order shall designate any Company Personnel assigned to perform Work under a Purchase Order as Key Personnel. Company shall take reasonable steps to ensure Key Personnel will remain available to perform the Work until Final Completion. Should Key Personnel become unavailable for any reason to perform the Work assigned to them, and Company cannot provide an equally qualified replacement acceptable to Buyer, the matter will be directed to the Steering Committee as set forth in this Master Agreement.

17.10 Firearms, Weapons and Explosives.

Company Personnel may not possess firearms, weapons, or explosives of any nature or description (fireworks, any other device of explosive nature, bows and arrows, crossbows, sling shots, guns, ammunition, and knives other than those typically used for Work, or any other weapon) while in performance of the Work or at any time while on Buyer Sites, unless expressly exempted in writing by the Buyer Chief Security Officer. Buyer may conduct security inspections or searches of any Company Personnel personal property (including personal vehicles) located on any of Buyer’s Sites as it considers appropriate to help maintain a safe work environment, protect property, prevent loss from theft, and/or comply with legal requirements. Any Company Personnel found to be in violation of this Article shall be immediately removed from Buyer’s Sites and Work.

17.11 Alcohol and Drugs.

Company shall not permit Company Personnel to consume, use, possess, conceal, distribute, purchase or be under the influence of alcoholic beverages or unlawful Drugs while in performance of the Work or while on Buyer Sites. Any Company Personnel found to be in violation of this Article shall be immediately removed from Buyer’s Sites and Work.

ARTICLE 18.	SUBCOMPANY RELATIONS

18.1 Use of SubCompanies.

Company may employ SubCompanies in connection with the Work pursuant to an appropriate written Subcontract between Company and the SubCompany (“Subcontract”) provided that no Subcontract shall relieve Company of its obligations under this Master Agreement or any Purchase Order. Company shall cause any and all of its SubCompanies to comply with all Company obligations under Article 3. With respect to Company’s Subcontract with FirstFuel, such Subcontract shall provide that Buyer shall have rights to FirstFuel’s Perpetually Licensed Software (as defined herein and in the applicable Purchase Orders) consistent with the rights Buyer has to Company’s Perpetually Licensed Software, as described herein.

18.2 Disputes with SubCompanies.

Company shall inform Buyer of any dispute arising between Company and any of its SubCompanies or between two or more SubCompanies that could materially affect the performance of the Work.

18.3 UCITA.

The Uniform Computer Information Act Transactions Act does not apply to this Master Agreement or any Purchase Order. Company is not liable nor bound by an acts of its business partners, including third party firms retained by Buyer to provide consulting services related to the Materials and Services, unless (a) the business partner is providing services as a SubCompany in furtherance of a Purchase Order and (b) only to the same extent as the Company would be responsible for the performance of Company resources under that Purchase Order.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

18.4 Safety.

18.4.1 All Hazardous Substances which must be disposed of or treated, stored, or removed from the Site, shall be collected, handled, transported, treated, stored, disposed of, or otherwise remediated in accordance with all Health and Safety Laws and Environmental Laws and the Contract Documents and procedures approved in advance by Buyer and delivered to a disposal site or other facility, acceptable to Buyer, at Buyer’s sole discretion.

18.4.2 Company shall not under any circumstances apply to, or enter into negotiations with, any Governmental Authority for acceptance of variations from or revisions to Health and Safety Laws or Environmental Laws relating to this Master Agreement or a Purchase Order or to the performance thereof, without Buyer’s prior written consent.

ARTICLE 19.	CONFIDENTIAL INFORMATION

19.1 Confidentiality Obligations.

Each Receiving Party shall, and shall cause its Buyer Personnel and Company Personnel, as applicable, to treat and cause to be treated as confidential and proprietary all Confidential Information in their possession. Each Receiving Party shall:

19.1.1 take commercially reasonable steps to consistent with industry practices to prevent the disclosure of Confidential Information but at least to the same degree of care it affords its own Confidential Information except as otherwise agreed to in writing by the Disclosing Party;

19.1.2 use Confidential Information only in connection with the performance or use of the Work pursuant to this Master Agreement or the Purchase Order;

19.1.3 make copies of any Confidential Information only as necessary for the performance of such Work;

19.1.4 disclose Confidential Information only to Buyer Personnel or Company Personnel, as applicable, who have a need to know the Confidential Information in connection with the performance or use of the Work;

19.1.5 destroy or return Confidential Information to the Disclosing Party promptly following the request of the Disclosing Party; except that Buyer may retain any Confidential Information incorporated into the Work, and each Party may retain a single copy of the Confidential Information if required for quality assurance purposes or by applicable Law;

19.1.6 comply with any additional terms regarding Confidential Information included in a Purchase Order or otherwise agreed to in writing by the Parties.

19.1.7 not reverse engineer, disassemble, or decompile any prototypes, firmware, Software, or other tangible objects which embody Confidential Information of another Party.

19.2 Exclusions.

Confidential Information shall not include information that:

19.2.1 is or becomes generally available to the public other than as a result of disclosure by the Receiving Party; or

19.2.2 was within the Receiving Party’s possession on a non-confidential basis prior to being furnished by the Disclosing Party; or

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19.2.3 becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party; or

19.2.4 is developed by or for the Receiving Party without any use of or reliance upon Confidential Information of the Disclosing Party.

19.3 Disclosure Pursuant to Order of Governmental Authority.

Notwithstanding the foregoing, a Receiving Party may disclose Confidential Information to the extent that disclosure is ordered by a Governmental Authority of competent jurisdiction, provided that the Receiving Party shall provide notice to the Disclosing Party of the order for such disclosure promptly upon receiving it and that Receiving Party shall fully cooperate with the Disclosing Party in any effort by the Disclosing Party to seek reconsideration or appeal of such order, or to secure a protective order governing such disclosure.

19.4 Irreparable Harm.

Receiving Party acknowledges that the breach of any of the covenants contained in this Article 19 will likely result in irreparable harm and continuing damages to the Disclosing Party and the Disclosing Party’s business, and that the Disclosing Party’s remedy at law for any such breach or threatened breach would be inadequate. Accordingly, in addition to such remedies as may be available to the Disclosing Party at law or in equity in the event of any such breach, any court of competent jurisdiction may issue a preliminary injunction without bond, enjoining and restricting the breach or threatened breach of any such covenant, including an injunction restraining Receiving Party from disclosing, in whole or in part, any Confidential Information. The prevailing Party on the merits shall pay all of the other Party’s reasonable costs and expenses, including reasonable attorneys’ fees, accountants’ fees, and other costs incurred in litigating the merits.

19.5 [****]35

19.6 [****]36

19.7 [****]37

19.8 [****]38

ARTICLE 20.	ESCROW

20.1 Escrow Deposit.

If required by a Purchase Order and unless otherwise provided in such Purchase Order, Company will deposit a copy of the current version of the Software and the Source Code and Object Code contained therein and relevant documentation for the applicable Software in escrow with Iron Mountain Intellectual Property Management, Inc. (or such other escrow agent mutually agreed by the Parties) (“Escrow Agent”) in accordance with the Escrow Agreement substantially in the form set forth on Exhibit D, which shall be agreed by the Parties and the Escrow Agent promptly (and not later than 60 days) following the Effective Date.

[35]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[36]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[37]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[38]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

At least annually, or upon Buyer’s notification of intent to take possession, Company will update the escrowed Software to incorporate all Dot Releases.

20.2 Release Conditions For Insolvency.

Provided that Buyer is not in material breach of this Master Agreement or the applicable Software license and has paid all applicable license Fees, Buyer shall have the right to immediately obtain from the Escrow Agent one copy of all Source Code and documentation in escrow upon the occurrence of any of the following events:

20.2.1 a receiver, trustee, or similar officer is appointed for the business or property of Company;

20.2.2 Company files a petition in bankruptcy, files a petition seeking any reorganization (without confirming immediately in writing to Buyer that it will continue to maintain the perpetual Software or Software in accordance with the terms of this Master Agreement, the applicable Purchase Order, or applicable maintenance agreement), makes an arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

20.2.3 any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against Company and not stayed, enjoined, or discharged within sixty (60) calendar days;

20.2.4 Company ceases to do business other than pursuant to a merger, consolidation or sale of assets pursuant to which this Master Agreement is assigned or transferred;

20.2.5 Company takes any corporate action authorizing any of the foregoing;

20.2.6 Company no longer provides services required to modify the Software;

20.2.7 any similar or analogous proceedings or event to those above occurs in respect of Company within any jurisdiction outside the USA.

20.3 Release Conditions for Control of Perpetually Licensed Software.

[****]39

20.4 Treatment of Code upon Release from Escrow.

20.4.1 Effective upon the occurrence of an event resulting in the release of the Source Code from escrow pursuant to Section 20.2, Company hereby grants a non-transferable, non-exclusive, irrevocable license to use, modify and create derivative works of the Source Code, however any such use shall be strictly in accordance with, and for the term stated in, the scope of use in this Master Agreement and the applicable Purchase Order. If Buyer becomes entitled to a release of the Source Code from escrow, Buyer may thereafter correct, modify, update and enhance the perpetual Software or Software for Buyer’s own use, however any such use shall be strictly in accordance with (i) the scope of use set forth in this Master Agreement and the applicable Purchase Order, and (ii) with respect to any software or services not subject to a Perpetual Software License, for the term stated in this Master Agreement and the applicable Purchase Order. All derivative works of the Source Code created by or for Buyer under this provision shall be owned by Company and licensed exclusively to Buyer under the terms of this Master Agreement. Buyer shall execute such documents and take such steps as are reasonably requested by Company to perfect Company’s Ownership of the Intellectual Property rights in such derivative works.

[39]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

20.4.2 Effective upon the occurrence of an event resulting in the release of the Source Code from escrow pursuant to Section 20.3, the license scope and limitations set forth in Section 16.7 hereof and the applicable Purchase Order relating to Perpetually Licensed Software shall control.

20.4.3 Upon accessing the Source Code or Object Code (as applicable) pursuant to this Article 20, Buyer shall keep the Source Code confidential and use it solely for the purposes set forth in this Master Agreement. Buyer shall restrict access to the Source Code or Object Code to those employees and third parties hired by Buyer who have agreed in writing to be bound by confidentiality and use obligations consistent with those set forth herein, and who have a need to access the Source Code or Object Code to carry out their duties or provide services for Buyer. Promptly upon Company’s request, Buyer shall provide the Company with the names of all individuals who have accessed the Source Code or Object Code. Buyer shall take all reasonable actions required to recover any Source Code or Object Code in the event of loss or misappropriation, or to otherwise prevent their unauthorized disclosure or use.

20.4.4 If Buyer exercises its right to take possession of the Perpetually Licensed Software and it becomes necessary to configure the Software for Buyer’s systems and ensure the Software’s continued functionality, Buyer may engage Company (or Company’s designee) to modify the Perpetually Licensed Software pursuant to a Purchase Order to be execute by the Parties.

20.5 Release of Source Code.

20.5.1 If, after Buyer requests possession of the Source Code or Object Code following the occurrence of any event requiring release of the Source Code, Company disputes whether such event has occurred, Buyer may immediately initiate any legal action it deems necessary in response to such dispute without regard to the Dispute Resolution provisions of Article 24.

20.5.2 If an event occurs requiring release of the Source Code or Object Code and Buyer does not receive the Source Code or Object Code from the Escrow Agent such that the Escrow Agent or Company is in breach of the Escrow Agreement, upon Buyer’s request to Company, Company shall promptly provide the Source Code and related documentation to Buyer.

ARTICLE 21.	STRATEGIC RELATIONSHIP — OVERVIEW

21.1 Intention.

As set forth in Article 1, the Parties intend to achieve a strategic relationship through effective collaboration, eight (8) guiding principles, a framework for development efforts, and an effective management and governance structure.

21.2 Effective Collaboration.

During the term of this Master Agreement, the Parties agree to use Commercially Reasonable Efforts to cooperate in good faith with each other to develop and continue to further develop a strategic relationship in all matters impacting the Parties’ business relationship under this Master Agreement.

21.3 Guiding Principles.

The Parties agree that they will focus on:

21.3.1 Providing solutions that ensure convergence and scalability of technology, products, Materials, and Services in an economic manner that accommodates increases in data volume, analytical insights, new devices in the delivery of electricity, and the addition by Buyer of additional utilities. The economic goal is for Buyer to avoid relative/proportionate increases in cost as scale increases.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

21.3.2 Providing Buyer with a clear net benefit to its business case with cost-effective Enhancements and improvements, both economic and non-economic, occurring in areas such as customer satisfaction, attaining or surpassing energy efficiency goals, innovations, pro-active issue identification, reliability enhancing and other focus areas as mutually agreed upon by the Parties.

21.3.3 Assuring flexibility and agility of Company’s technologies that begins with a modern technical stack to serve as the basis for future expansion and optionality; current and future solutions for the rapid integration of new data, data sources, and business intelligence tools and strategies; the expandability of the technology to accommodate future business use cases, provide for the hosting of the core technology so that it can be managed in-house by one or more of the Buyer Parties, transitioned to specialized hosting companies that may afford greater efficiencies or service capability or other optionality.

21.3.4 Enabling the technology model to be sustainable by Buyer by enabling clear and effective identification and access to Buyer Data and Analytic Data by Buyer, providing mechanisms to track the effectiveness of the strategic relationship in terms of program savings, creativity and innovation, and/or performance achievements.

21.3.5 Prioritizing data management and quality by (a) establishing at the onset of the strategic relationship concise responsibilities of the respective Parties to insure the integrity of the data, best practices for data cleansing, and the establishment of quality assurance practices or processes regarding data flows between Buyer and the Company, its security, and the degree of confidence in its processing, analysis, and resulting outputs and (b) creating and implementing a plan that drives future Enhancements and improvements for this Principle.

21.3.6 Promptly establish clear lines of accountability for how the Parties will act, address issues, resolve disputes, and otherwise govern our strategic relationship with a focus on our mutual success.

21.3.7 Optimizing the earning potential from the purchase of Company Materials and Services through developing assets for Buyer when applicable through perpetual licenses and otherwise, enabling the sustainability of the Materials and Services as set forth in the other Principles, implementing a plan that allows for agreement upon changes in accounting, finance or law that do or may impact one or more of the Parties, developing alternative pricing or fee arrangements that minimize recurring fees, unforeseen cost increases, or material price variations, develop the groundwork for potential commercialization of jointly produced products with revenue sharing or cost reduction components and implement an innovation strategy.

21.3.8 Establishing and maintaining data security and privacy as a priority of the strategic relationship so that the highest levels of security are constantly applied and enhanced through the life of the strategic relationship with clear lines of responsibility and the implantation of a plan in which the Parties have great confidence will effectuate quick and effective recovery with any financial obligations satisfied.

ARTICLE 22.	COLLABORATION AND INNOVATION

22.1 Purchase Orders Have Precedence.

In furtherance of the Parties’ desire to innovate and potentially commercialize new or enhanced products and services in the SES field, the Parties agree that this Article sets forth the premises by which they will pursue collaboration, innovation and commercialization opportunities. The provisions set forth in this Article do not and are not intended to apply to a Purchase Order for Materials or Services, but are specific to the strategic relationship and satisfaction of one or more of its Principles. Any agreement regarding intellectual property or joint Work between or among the Parties set forth in a Purchase Order shall have precedence over the provisions in this Article 22.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

22.2 Informal Collaboration.

At any time, and without need for notification to or pre-approval from the Steering Committee, but with concurrent notice to the Designated Representatives, the Parties may assign employees and provide resources, materials and other contributions, at their own cost and in their respective sole discretion, to carry out any topic on which they desire to collaborate. Each employee assigned to work with the collaboration will continue to function as an employee of the Party which is his or her employer. The Parties will designate the supervising person for the individuals assigned to the collaborative activity. The supervising person will report on status and results to the Designated Representatives and one or both may, in their sole discretion, report the activity to the Steering Committee.

22.3 Formal Collaboration.

The Designated Representatives, Steering Committee, or Steering Committee designee (whether that be a subcommittee, person or persons) may bring to the Steering Committee or its designee, any collaboration opportunity that may have a more significant cost, involve substantial Intellectual Property rights of one or more Parties, have the potential to create risk or liability for one or more Parties, or meet other criteria deemed substantive by the presenter. The presenter will, at a minimum provide information on the resources that will be required from the Parties, the time and effort required for effective management and completion of the effort, the Intellectual Property rights of one or more of the Parties that are or may be needed for the effort, the risks and any risk mitigation that can be implemented, and any other substantive information on the proposed collaboration that the Steering Committee needs to consider. The Steering Committee will enter its decision on the proposed collaboration in its minutes and if approved, will state the resources, finances and any other contribution each participating Party will make to the collaboration and establish a time line for the collaboration activity to report to the Steering Committee on at least its status, budget, and challenges.

22.4 Innovation Projects — Rights.

Except as provided in this Master Agreement or a Purchase Order, no Party shall acquire by virtue of the performance of its respective obligations, any express or implied license rights under any United States or international patents, copyrights, trademarks, or other Intellectual Property rights owned by or licensed to another Party.

22.5 Innovation Projects — Intellectual Property.

22.5.1 Background Intellectual Property.

22.5.1.1 Each Party shall retain all title, interest and ownership of its own Background Intellectual Property and Background Confidential Information for each Project two or more Parties desire to pursue (“Innovation Project.”)

22.5.1.2 No Party acquires any rights, either expressed or implied, under any Background Intellectual Property and Background Confidential Information, existing as of the date of the Purchase Order for each Innovation Project, of the other unless expressly stated in this Master Agreement or a Purchase Order.

22.6 Pilot Software.

22.6.1 In the situation when an Innovation Project involves Buyer having development or other access to such software that is an existing commercial product (“Pilot Software”) owned by Company, Company exclusively owns all right, title and interest, including all Software Intellectual Property rights, in and to the Pilot Software. Company will provide Buyer with developer access to the Pilot Software under a Purchase Order for this purpose.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

22.6.2 Any and all feedback or input related to the Pilot Software provided by Buyer to Company is on a voluntary basis, and Buyer hereby grants and agrees to grant to Company a perpetual, worldwide, non-exclusive, royalty-free license to this feedback and input. Unless otherwise jointly agreed to in a Purchase Order, Buyer shall not be entitled to receive any compensation in any form for such feedback or input. With respect to any and all Pilot Software, should Buyer desire to provide Company with any feedback or input, which Buyer considers to be Buyer owned Software Intellectual Property or Confidential Information, and Buyer does not intend to grant Company the license set forth above, Buyer shall first notify Company’s designed internal legal counsel of such desire, at which time Company shall indicate whether it is agreeable to receiving the Buyer owned Software Intellectual Property or Confidential Information. In the event that Buyer does not so notify Company in advance, the license set forth in the first sentence of this Section 22.6.2 shall apply.

22.6.3 Company agrees to grant Buyer a limited, revocable, non-exclusive, non-sublicensable, non-transferrable license to the Pilot Software for the period of an Innovation Project as is set forth in a Purchase Order, to do the following:

22.6.3.1 access and Use the Pilot Software solely in accordance with this Master Agreement or any related Purchase Order; and

22.6.3.2 Use the Pilot Software solely in connection with Buyer’s permitted Use of the Service.

22.6.4 As used in this Article, “Use” means Buyer’s internal use and use by its authorized internal end users to exchange data in connection with its business, provided, that Use expressly excludes any transferring, selling, renting, or leasing or reverse engineering of the Pilot Software or otherwise making the Pilot Software available as a time-share or commercial product or service. Except as provided in this Article, Buyer obtains no rights under this Master Agreement or any Purchase Order from Company or its licensors to the Pilot Software, including any related intellectual property rights. Some content of the Project Software may be provided to Buyer under a separate license, including an open source Software license. In the event of a conflict between this Master Agreement and any separate license, the separate license will prevail with respect to that Pilot Software content. Buyer use of third party content may be subject to third party licenses for which Company will provide prior notice and to which Buyer’s exercise of its rights under this Section 22.6 shall be subject.

22.7 Innovation Projects.

22.7.1 The Parties agree to explicitly identify each Innovation Project in its associated Purchase Order as either an “Evaluation Project,” a “Jointly Developed Customization Project,” or a “Co-Innovation Project.” The Parties further agree that should any Party, during the course of an Innovation Project, determine that a reclassification of that Innovation Project as another type of Innovation Project is desirable, the Parties shall use Reasonable Efforts to negotiate any possible classification change, but under no circumstance shall an Innovation Project be reclassified as another type of Innovation Project without written agreement by all participating Parties, even if any Party contributes any independently owned intellectual property, Confidential Information, or Software Intellectual Property not originally identified in the associated Purchase Order. The Parties further agree to address any accounting, finance or legal question that may arise from the use of the Innovation Project classifications.

22.7.2 An “Evaluation Project” means an Innovation Project between Company and Buyer under this Master Agreement wherein one or more Buyer Parties will evaluate and/or test the Company Software in Buyer’s environment and provide feedback or other services to Company as set forth in a Purchase Order. There will be no direct cost to Buyer under the Purchase Order.

22.7.3 A “Jointly Developed Customization Project” means a project between the Company and Buyer under this Master Agreement wherein the participating Parties agree that Company will develop a deliverable specifically for Buyer pursuant to Buyer Specifications that is based on or uses Company Background Software

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

or an existing Company product or service and is specifically identified as a “Jointly Developed Customization Project” in the Purchase Order. Buyer shall pay all costs set forth in the Purchase Order for any Jointly Developed Customization Project.

22.7.4 A “Co-Innovation” Project means a project between the Company and Buyer under this Master Agreement wherein the participating Parties agree to jointly innovate and develop any new service offering or product whether or not based on or using any Intellectual Property rights of a participating Party. The terms and conditions of the joint innovation project as well as specific identification of the project as a “Co-Innovation Project” will be set forth in a Purchase Order or other written agreement signed by the participating Parties.

22.7.5 For any Innovation Project identified in a Purchase Order as an “Evaluation Project” or a “Jointly Developed Customization Project,” Company agrees to grant Buyer a revocable, limited, non-exclusive license to use the necessary Company Software for the purposes and duration of the respective Innovation Project as provided in the Purchase Order.

22.7.6 For any Innovation Project identified in a Purchase Order or other written agreement between the Parties as a “Co-Innovation Project,” the participating Parties agree to grant the other, as applicable and required to accomplish the goal of the Co-Innovation Project, a revocable, limited, non-exclusive license to use their respective Intellectual Property rights specifically as agreed by the Parties and solely as necessary for the purpose of jointly developing a Co-Innovation deliverable. The license will be only for the period and purpose of the Innovation Project as provided in the Purchase Order.

22.7.7 Following the expiration of each Innovation Project, any license granted by one Party to one or more of the other Parties will automatically terminate and the licensee shall cease use of the associated Intellectual Property rights, unless the Parties have entered into a separate written agreement for the continued use of such Intellectual Property rights.

22.8 Buyer License Grant to Company.

Unless expressly stated otherwise in a Purchase Order for a given Innovation Project, Buyer agrees to grant to Company a non-exclusive, royalty-free, right and license to access, collect, store and use any data and information provided by Buyer during the Innovation Project for the sole purpose and period of that Innovation Project, provided that Company does not identify Buyer or a Buyer customer in connection with any item of data to any third party unless such third party.

22.9 Foreground Intellectual Property.

22.9.1 For an Evaluation Project, the Company owns all own the right, title and interest in any Company Software provided for an Evaluation Project and the ownership, right, title and interest in what is developed as a result of such Evaluation Project shall be as set forth in the applicable Purchase Order. Should Company own the development in full, it will offer Buyer an option to obtain a non-exclusive license as to any product it may commercially release or any Service that it may offer resulting from the Evaluation Project, the terms of which the Parties shall negotiate.

22.9.2 For a Joint Customization Pilot Project, notwithstanding anything herein to the contrary, Company shall exclusively own all right, title and interest in the associated Customization deliverable. Company shall further exclusively own all right, title and interest in any derivatives developed, now or in the future, from the Customization deliverable.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

22.9.3 Notwithstanding anything herein to the contrary, for a Co-Innovation Project under which the Parties jointly create Software, a product, a Service, or deliverable of any nature for which one or more of the Parties believes there is a commercial market:

22.9.3.1 the Parties shall jointly own all right, title and interest in any Co-Innovation deliverable developed by them jointly as a result of such Co-Innovation Project.

22.9.3.2 Buyer and Company agree that due to the uncertainty of the exact contributions by each participating Party to a Co-Innovation type of Innovation Project, attribution amounts cannot be pre-defined and the Parties agree to negotiate the exact ownership percentages to the Co-Innovation deliverable in each Co-Innovation Project Purchase Order.

22.9.3.3 To the extent that any Co-Innovation deliverable is based on or relies upon any underlying Intellectual Property rights of a participating Party, absolutely no rights, title, or interest are conferred to any other participating Party with respect to those Intellectual Property rights for which all right, title and interest shall be exclusively retained by the owner, with the exception for any licenses granted hereunder.

22.10 Buyer Developments.

For any Buyer Software Intellectual Property or other Intellectual Property rights developed solely by Buyer pursuant to any Innovation Project, and related to its own or non-Company products, (Buyer Foreground IP), Buyer will offer Company an option to license any resulting Buyer Foreground IP, the terms of which the Parties shall negotiate.

22.11 Independent Development of Software Intellectual Property.

No Party is limited hereby from developing, using, marketing or providing for itself and others, any materials or rights in any Software Intellectual Property that are competitive with the products and services of another Party, including making use of any general knowledge, skills, experience, and ideas that are used or developed by the developing Party pursuant to any Innovation Project and that are not subject to any of the intellectual property provisions of this Master Agreement, separate license agreement, or any applicable Purchase Order.

22.12 Invoices.

Each Party shall further invest such of its own resources as are necessary to gather and provide data or otherwise support their obligations under the Scope of Work in any Purchase Order for an Innovation Project. Payment amounts and obligations shall be set forth in a Purchase Order. Invoices shall be issued as set forth in a Purchase Order. Any Party responsible to make payment under the Purchase Order shall pay the other Party’s invoices within thirty (30) calendar days after its receipt of the invoice. If the invoice is not accepted or an invoice amount is disputed, the Party with the payment obligation shall promptly notify the invoicing Party in writing, provide the reasons for such rejection or dispute, and timely pay that portion of the invoice that is not in dispute.

22.13 Commercial Terms.

The Parties agree to use Reasonable Efforts to negotiate the commercial terms relating to commercial solutions resulting from each of the Innovation Projects, as agreed upon within the terms of the Purchase Order. The Parties further agree that a deliverable from an Evaluation Project or Co-Innovation Project cannot and will not be commercially exploited until all applicable terms relating to such commercialization are agreed upon by the respective participating Parties.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

ARTICLE 23.	RELATIONSHIP MANAGEMENT

23.1 Executive Committee.

23.1.1 Within thirty (30) calendar days following the Effective Date of this Master Agreement, the Parties will form an executive committee (“Executive Committee”) in accordance with the principles set forth in this Article. The Executive Committee will address and determine a plan to implement (a) the Parties’ overall business relationship, (b) the implementation of the strategic relationship, (c) assure the Steering Committee members are appointed and its first meeting is scheduled or planned; (d) establish its meeting schedule for the next twelve months and (e) resolve any conflicts which may arise under the strategic relationship, including any matters escalated by the Steering Committee. The Executive Committee will comprise of two members from Company and two members from Buyer and will include (for Buyer)          SVP +          and (for Company)          SVP +            .

23.1.2 The Executive Committee will meet at least semi-annually and more often as and if necessary to resolve matters escalated to it by the Subordinate Steering Committee in accordance with Article 23.13. Meetings of the Steering Committee will be held at a time and place mutually agreed upon by its members. The members will engage in good faith discussions to resolve by consensus all matters to be decided by the Executive Committee.

23.2 Steering Committee.

23.2.1 Within thirty (30) calendar days following the Effective Date of this Master Agreement, Buyer and Company will form a steering committee (“Steering Committee”) in accordance with the principles set forth in this Article and Article 27. The Steering Committee will address and determine a plan to implement: (a) the Parties’ overall business relationship, (b) the implementation of the strategic relationship, (c) the timely deliverable of the Buyer customer-facing Services as will be set forth in one or more Purchase Orders, (d) establish the organization structure to address and approve/reject any collaboration and innovation ideas and opportunities; (e) determine the method by which collaboration and innovation ideas will be submitted; (f) resolve any accounting or finance issues that may exist; (g) implement the Dispute Resolution Process; (h) appoint the members of the Subordinate Steering Committee and set the date for its first meeting; (i) operation and reporting responsibilities of the Parties’ Designated Representatives; and (j) resolve any disputes that have arisen under this Master Agreement.

23.2.2 The Steering Committee will comprise an equal number of representatives from Company and, as a unit, the Buyer Parties, will have no more than eight (8) members, and will include the: (for Buyer)              VP and above                      and (for the Company)                               VP and above                     .

23.2.3 The Steering Committee will have at least quarterly meetings and more often as and if necessary to resolve matters escalated to it by the Subordinate Steering Committee in accordance with Article 21.14. Meetings of the Steering Committee will be held at a time and place mutually agreed upon by its members with the expectation that they will rotate between a Company and an Buyer Party location.

23.2.4 All Steering Committee members will engage in good faith discussions to resolve by consensus all matters to be decided by the Steering Committee. If the Steering Committee cannot reach consensus on an issue, then any Party can escalate the issue to the Executive Committee which will meet within thirty (30) calendar days of such escalation.

23.3 Subordinate Steering Committee.

23.3.1 The Subordinate Steering Committee will be composed of eight (8) members with half appointed by the Company’s representatives on the Steering Committee and the other half appointed by Buyer’s representatives on the Steering Committee. It will be charged to address any Dispute as provided in this Article

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and any standing matters delegated to it by the Steering Committee and any specific strategic relationship matters that the Steering Committee may assign to it. The Subordinate Steering Committee will be as frequently as its members deem necessary.

23.3.2 Meetings of the Steering Committee will be held at a time and place mutually agreed upon by its members and minutes will be kept of all meetings and any decisions made at such meetings.

23.3.3 All Subordinate Steering Committee members will engage in good faith discussions to resolve by consensus all matters to be decided by the Subordinate Steering Committee. If the Subordinate Steering Committee cannot reach consensus on an issue, then any Party can escalate the issue to the Steering Committee which will meet within fifteen (15) calendar days of such escalation.

23.3.4 The Subordinate Steering Committee will assign two of its members, one appointed by the Company and one appointed by Buyer, to receive notice of Disputes that cannot be resolved by the Company and Buyer Designated Representatives. Either or both of those representatives can provide notice to the designated Subordinate Steering Committee members who will then call a meeting of the entire Subordinate Steering Committee or its designated subcommittee to address the Dispute. The meeting will be held within fifteen (15) calendar days of receipt of such Dispute. If a subcommittee is designated and cannot resolve the Dispute, the Dispute will be escalated to the full Subordinate Steering Committee which will meet within fifteen (15) calendar days of such escalation.

ARTICLE 24.	DISPUTE RESOLUTION

24.1 Step Negotiations.

The Parties shall attempt in good faith to resolve all Disputes under the Contract Documents promptly by negotiation as follows. Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business. The project team member(s) will first strive to work out the problem internally. If the project team cannot resolve the dispute within two (2) Business Days, Company’s Designated Representative and Buyer’s Designated Representative will meet to resolve the problem. If Company and Buyer’s Designated Representatives cannot resolve the dispute within three (3) Business Days after being escalated the managers, executives of both Parties shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within thirty (30) calendar days from the referral of the Dispute to senior executives or if no meeting of senior executives has taken place within fifteen (15) calendar days after such referral, either Party may initiate such legal action as it deems appropriate. If a negotiator intends to be accompanied at a meeting by an attorney (other than in-house counsel), the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Article are confidential and protected from subsequent testimonial disclosures, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

24.2 Work to Continue.

In the case of any Dispute, Company shall continue to perform the Work unrelated to the dispute pending final determination of the Dispute, and Buyer shall continue to make any payments to Company in accordance with the Agreement for those portions of the Work completed that are not the subject of Dispute.

24.3 No Legal Action Until all Dispute Resolution Procedures Exhausted.

No Party may institute any legal action to resolve a Dispute until the Dispute Resolution Process set forth in this Master Agreement have been exhausted. However, either Party may apply for an injunction to protect a threatened irreparable injury to its Intellectual Property rights.

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ARTICLE 25.	WAIVER OF JURY TRIAL

EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THESE TERMS AND CONDITIONS.

ARTICLE 26.	MISCELLANEOUS

26.1 Complete Agreement; Interpretation; Severability.

26.1.1 The Contract Documents set forth the Parties’ entire agreement and supersede any and all prior agreements, arrangements, or understandings relating to the subject matter hereof. For the avoidance of doubt, Company and BGE, PECO, and COMED are parties to separate agreements and Statements of Work that provide for the delivery of certain services by Company through December 31, 2016. This Master Agreement shall not supersede or otherwise affect such agreements, and they shall continue until expiration or termination in accordance with their terms. The provisions of each of the Contract Documents shall be interpreted where possible in a manner to sustain their legality and enforceability. Unless the context of the Contract Documents clearly requires otherwise, (i) “including” and “include” have the inclusive meaning frequently identified with the phrase “but not limited to” whether or not followed by the words “but not limited to” or other words to that effect, and (ii) references to the plural include the singular, the singular the plural, the part, the whole. The unenforceability of any provision of any Contract Document in a specific situation shall not affect the enforceability of that provision in another situation or the remaining provisions of this Master Agreement. IF AND TO THE EXTENT ANY WAIVER, EXCLUSION, LIMITATION, INDEMNITY, OR OTHER PROVISION IN ANY CONTRACT DOCUMENT FAILS TO COMPLY WITH THE LAW OF THE STATE UNDER WHICH IT IS CONSTRUED DUE TO THE ABSENCE OF CAPITALIZATION OR OTHER GRAPHIC EMPHASIS, EACH PARTY WAIVES OBJECTION TO THE PROVISION ON THAT BASIS TO THE EXTENT PERMITTED BY LAW AND OTHERWISE AGREES TO BE ESTOPPED FROM RAISING SUCH OBJECTION IN ANY JUDICIAL PROCEEDING. IN DOING SO, EACH PARTY ACKNOWLEDGES THAT IT IS A SOPHISTICATED COMMERCIAL PARTY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS MASTER AGREEMENT, INCLUDING BUT NOT LIMITED TO THIS ARTICLE 26.1.

26.2 Notices.

Any notice pertaining to the Work performed or a Purchase Order shall be in writing (unless in an emergency and then promptly thereafter in writing) and sent via electronic mail (subject to the electronic mail subject line conspicuously stating “Notice Pursuant to MSA”), registered or certified mail (postage prepaid), or by commercial overnight courier, to Buyer’s Designated Representative or Company’s Designated Representative as appropriate, at their respective addresses appearing in the Purchase Order, or if no Purchase Order has been issued, to the party designated in this Master Agreement. Notices shall be effective only when received.

26.3 Captions.

Captions used herein and in the attached Exhibit(s) and Schedule(s) and the other Contract Documents, are for the convenience of the Parties and shall not be used in construing the meaning of this Master Agreement.

26.4 Execution; Counterparts.

The execution, delivery and performance by the Parties of this Master Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate actions of the Parties. This Master Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and

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all of which shall constitute one and the same Agreement, and it shall not be necessary in making proof of this Master Agreement to produce or account for more than one such fully executed counterpart.

26.5 Survivability.

The provisions of the Contract Documents, and rights and obligations therein and in this Master Agreement, including with respect to indemnification, limits of liability, Intellectual Property and confidentiality, shall survive expiration (by performance) or termination of this Master Agreement or a Purchase Order and shall survive indefinitely, except to the extent that such provision by its express terms ends sooner.

26.6 No Third-Party Beneficiaries.

No provision of this Master Agreement is intended or shall be construed to be for the benefit of any third party.

26.7 Publicity.

With the sole exception of (i) publication of such information within Company’s corporate entity, (ii) disclosures required to be made in order to comply with applicable Laws (including securities law), and (iii) the inclusion of Buyer’s name and summary program details in marketing materials, and subject to the Confidentiality provisions of this Master Agreement, Company shall not refer to Buyer or any company affiliated with Buyer in any verbal or written public announcements, advertising, or other publication in connection with Work performed by Company, without the prior written approval of Buyer. Company shall not, either directly or indirectly, publish or disclose any photographs, images, logos, copyrighted or trademark protected information of Buyer, Affiliates or their subsidiaries; or use such information for the benefit of itself or any other Person without the prior written consent of Buyer.

26.8 Company’s Annual Financial Statements.

On an annual basis, Company will provide Buyer with a copy of Company’s audited financial statement. In the event Company assigns this Agreement pursuant to Article 26.9, the obligation shall continue regardless of the identity of the assignee.

26.9 Assignment.

Subject to the provisions of this Master Agreement, neither Party shall assign its interest (including any interest in or claim to monies owed) in this Master Agreement or a Purchase Order, or delegate any obligation under this Master Agreement or a Purchase Order, without the prior written consent of the other Party. Notwithstanding the above, either Party may assign this Master Agreement in connection with a merger involving such Party or a sale of such Party or all or substantially all of its assets, except that Company may not assign this Agreement to an energy generation and distribution competitor of Exelon or Buyer without Exelon’s or Buyer’s consent. Any attempted assignment or delegation by a Party in violation of this Section 26.8 shall be wholly void and totally ineffective for all purposes. No assignment or delegation made by a Party (whether or not the other Party has consented) shall relieve the assigning Party of any of its obligations under this Master Agreement or the other Contract Documents.

26.10 Venue; Governing Law.

The Contract Documents shall be construed and interpreted, without giving effect to principles of conflict of law, in accordance with the Laws of the Commonwealth of Pennsylvania, and venue for any action or proceeding to resolve such claim shall solely lie in the state or federal courts in the Eastern District of Pennsylvania unless: (i) ComEd is the contracting Party under the Purchase Order giving rise to the claim, in which case this Master

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Agreement, as it relates to that Purchase Order, shall be construed and interpreted in accordance with the Laws of the State of Illinois, and venue for any action or proceeding to resolve such claim shall lie in the state or federal courts in the Northern District of Illinois, or (ii) BGE is the contracting Party under the Purchase Order giving rise to the claim, in which case this Master Agreement, as it relates to that Purchase Order, shall be construed and interpreted in accordance with the Laws of the State of Maryland, and venue for any action or proceeding to resolve such claim shall lie in the state or federal courts in the District of Maryland. As to any other Buyer that is the contracting Party under the Purchase Order giving rise to the claim, this Master Agreement and relevant Purchase Order shall be construed and interpreted in accordance with the Laws of the state or commonwealth of that Buyer’s principal place of business, and venue for any action or proceeding to resolve such claim shall lie solely in the state or federal courts in the state or federal courts in the federal district of such place of business. Company agrees to the exclusive personal jurisdiction of the courts in the venues identified in this Article and will not contest such jurisdiction.

26.11 Amendments.

The terms of this Master Agreement shall be modified only by a written amendment signed by an authorized representative of each Party which authorizes a change in this Master Agreement. No purported oral modification, waiver, or rescission of this Master Agreement by an employee or agent of Buyer shall operate as a modification, waiver, or rescission of any of the provisions of this Master Agreement. No course of prior dealing, usage of trade and course of performance shall be used to modify, supplement, or explain any terms of this Master Agreement. No waiver of any provision of this Master Agreement shall be binding on Buyer unless set forth in a writing signed by an authorized agent of Buyer. No Affiliate shall be bound by an amendment executed by any other Affiliate.

26.12 Audit.

26.12.1 Purchase Orders, all payments received pursuant to such Purchase Orders, and Company’s Work and workplace area and related offices shall be subject to audit and inspection by Buyer or any of its authorized representatives acting on Buyer’s behalf. Company shall comply with all reasonable requests by Buyer to make available books and records necessary to substantiate Company’s charges and invoices for reimbursement. Such records shall include, without limitation hereby: all invoices billed to Buyer; payroll records, timesheets and canceled payroll checks; third party invoices for purchases; paid invoices and canceled checks for purchased materials, SubCompany and third party charges; records relating to air freight and ground transportation. Company shall also include in all Subcontracts issued in conjunction with any Purchase Order the right of Company to audit the records of the SubCompany. With respect to FirstFuel and Olivine, Buyer may directly conduct such an audit. At Buyer’s request, Company shall conduct such an audit of any other of Company’s SubCompany. This Article 26.11 shall survive termination of the Purchase Order for a period of two (2)years, or the warranty period, whichever is longer. Additionally, an audit may be conducted on any other records, such as environmental, safety, security, background examinations, or such other records as are necessary to ensure compliance with the Contract Documents and applicable Laws. The Parties agree that each shall bear its own internal and external costs incurred in conducting and supporting the audit process, except that all Company documents to be reviewed by Buyer will be copied by Buyer or Company at Company’s expense. Notwithstanding the foregoing, in the event that the Buyer audit indicates any willful misconduct or gross negligence on the part of the Company, Company shall reimburse Buyer for all costs associated with the audit.

26.12.2 In addition to the audit rights under Article 19 and without affecting the other provisions in this Master Agreement regarding Company’s obligations to conduct SOC 2 / SSAE 16 audits, Company agrees that Buyer, or any of its authorized representatives acting on Buyer’s behalf, may upon reasonable request, audit Company’s files and records regarding the utilization of Company Personnel hereunder, including, without limitation all TPPA’s, personnel, employment eligibility verification, Background Investigations, and wage and hour records. This Article shall survive termination of this Master Agreement, and any Purchase Order issued

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hereunder, for a period of six (6) years. Company shall promptly remedy any violation and shall certify the same to Buyer in writing. The fact that Buyer inspects, or fails to inspect, or has the right to inspect, Company’s books and records shall not relieve Company of its responsibility to comply with the terms of this Master Agreement and with such Laws, nor shall Buyer’s: (i) failure to detect or (ii) detection, but failure to notify Company or require Company’s remediation of any unsatisfactory practices constitute acceptance of such practice or a waiver of Buyer’s enforcement rights under this Master Agreement.

26.13 Non-Waiver.

The failure of Buyer to insist upon strict performance by Company or Buyer’s failure or delay in exercising any rights or remedies provided in the Contract Documents or by law shall not be deemed or construed as a waiver of any claims. No waiver by Buyer of a breach of any provision of the Contract Documents shall constitute or be construed as a waiver of any other breach or of that provision. No payment or certificate, final or otherwise, nor the acceptance of any design, shall be construed as (1) an acceptance of defective Work, (2) relieving Company of its obligations to make good any defects or consequences for which Company may be responsible, or (iii) a waiver of any obligations of Company under this Master Agreement.

26.14 Cumulative Remedies.

Each of Buyer’s rights and remedies under this Master Agreement shall be cumulative and additional to any other or further rights or remedies provided in Law or equity or otherwise. Buyer shall specifically retain all rights of legal action in tort under this Master Agreement on all issues relating to contribution, insurance coverage, and contractual indemnity.

26.15 Domain Names.

Company shall not, either directly or indirectly, claim, record, purchase or otherwise establish any right of ownership or interest in any domain name or other registry of any type or kind using, referencing or incorporating the name, logos or trademarks of Buyer, its Affiliates or their subsidiaries.

26.16 Nondiscrimination and Affirmative Action.

26.16.1 Company shall, unless exempt, comply with applicable Laws pertaining to nondiscrimination and affirmative action, including part 60-1 of Title 41 of the Code of Federal Regulations), including the following: (i) Affirmative Action Compliance Program (41 CFR 60-1.40); (ii) Affirmative Action — Disabled Veterans and Veterans of the Vietnam Era (41 CFR 60-250.4); (iii) Affirmative Action — Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Medal Veterans (41 CFR 60-300.4); (iv) Affirmative Action — Handicapped Workers (41 CFR 60-741.4); (iv) Equal Opportunity without regard to race, color, religion, sex, sexual orientation, gender identity, or national origin (41 CFR 60-1.4); (v) Employer Information Report SF-100, annual filing (41 CFR 60-1.7); (vi) Fair Labor Standards Act of 1938, as amended; (vii) Prohibition of Segregated Facilities (41 CFR 60-1.8); (viii) Small Business Concerns, Small Disadvantaged Business Concerns, and Women Owned Business Concerns (48 CFR Chapter 1, Subpart 19.7); and (ix) union-related postings and contract clause requirements under Executive Order 13201 (29 CFR, part 470), Executive Order 13496, or other applicable Law. THE COMPANY AND SUBCOMPANY SHALL ABIDE BY THE REQUIREMENTS OF 41 CFR 60–300.5(a). THIS REGULATION PROHIBITS DISCRIMINATION AGAINST QUALIFIED PROTECTED VETERANS, AND REQUIRES AFFIRMATIVE ACTION BY COVERED PRIME COMPANYS AND SUBCOMPANIES TO EMPLOY AND ADVANCE IN EMPLOYMENT QUALIFIED PROTECTED VETERANS. The Company and SubCompany shall abide by the requirements of 41 CFR 60–741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by Company and any SubCompany to employ and advance in employment qualified individuals with disabilities.

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26.16.2 Company and any SubCompany will not use any Buyer Data or Analytic Data in any matter that violates non-discrimination laws and regulations.

26.17 Diversity Supplier Spend.

Buyer is actively committed to supporting Diversity Suppliers as defined in applicable Policies and Procedures. In support of Buyer’s commitment, Company will make certain required expenditures with Diversity Suppliers as may be set forth in a Purchase Order or other Contract Document. In such cases, Company shall report its expenditures with Diversity Suppliers on a quarterly basis unless another period is negotiated by the Parties and set forth in the Purchase Order. Company shall provide this reporting information by completing the “2nd Tier Diversity Reporting Web form” located on Buyer’s Supplier Diversity Website http://www.exeloncorp.com/supply/eed/tier2_report/tier2_report.shtml. Company can obtain a user-id and password for the 2nd Tier Diversity Reporting Website by contacting the Supplier Diversity Office at 215- 841-5746. All submitted Diversity Suppliers must be supported by evidence of certification and Buyer’s 2nd Tier Direct/Indirect Profile Form for consideration as 2nd Tier Diversity participation. Buyer recognizes a number of organizational certifications, including the following: Chicago Minority Business Development Council (MBE); Woman’s Business Development Center (WBE); Illinois Department of Transportation (MBE/WBE); City of Chicago (MBE/WBE); WMBE Clearinghouse (MBE/WBE); Minority Supplier Development Council of PA, NJ and DE; Women’s Business Enterprise Council of PA, NJ and DE; Minority Business Enterprise Council — City of Philadelphia; Bureau of Contract Administration and Business Development — Commonwealth of Pennsylvania; Maryland/DC Minority Supplier Development Council; Maryland Department of Transportation; City of Baltimore, Maryland; Anne Arundel County, Maryland. Recognition for certifications held by any other Diversity Supplier accreditation organization must be submitted to Buyer’s Diversity Manager for approval.

26.18 Employee Rights Notification.

Refer to 29 CFR Part 471 – Notification of Employee Rights Under Federal Labor Laws. During the term of this Master Agreement, Company agrees to post a notice, of such size and in such form, and containing such content as the Secretary of Labor shall prescribe, in conspicuous places in and about its plants and offices where Company Personnel covered by the National Labor Relations Act engage in activities relating to the performance of Work governed by this Master Agreement, including all places where notices to employees are customarily posted both physically and electronically. The notice shall include the information contained in the notice published by the Secretary of Labor in the Federal Register (Secretary’s Notice” as set forth in 29 CFR Part 471, Appendix A to Subpart A).

26.19 Governmental Contracts.

Should U.S. Department of Energy or other Governmental Authority funding be applicable to any Work, the terms of a future exhibit to be agreed by the Parties shall apply unless specific provision otherwise is set forth in the applicable Purchase Order.

26.20 Designated Representatives.

The Company and Buyer Designated Representatives as of the Effective Date are identified on Exhibit G.

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LIST OF EXHIBITS ATTACHED

Exhibit A — Definitions

Exhibit B — Buyer Policies and Procedures

Exhibit C — Third Party Personnel Acknowledgement (17.6.2)

Exhibit D — Escrow Agreement (to be agreed after the Effective Date in accordance with Article 20) (20)

Exhibit E — Background Investigations (17.8)

Exhibit F — Insurance

Exhibit G — Initial Designated Representatives

Exhibit H — Personally Identifiable Information (PII) Special Terms and Conditions (19.7)

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Master Agreement effective as of the Date on the cover page.

[Signature Page Follows]

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

Baltimore Gas and Electric Company, Commonwealth Edison Company, and PECO Energy Company acting by and through their respective agent, Exelon Business Services Company, LLC	OPOWER, INC.

By: /s/ M. Bridget Reidy	By: /s/ Dan Yates
(Signature)	(Signature)

M. Bridget Reidy	Dan Yates
(Type or print name)	(Type or print name)

SVP & Chief Supply Officer	Chief Executive Officer
(Title)	(Title)

Address for Notices issued pursuant to this Master Agreement or prior to the execution of a Purchase Order	Address for Notices issued pursuant to this Master Agreement or prior to the execution of a Purchase Order

Opower, Inc. 1515 N. Courthouse Rd., 8th Floor Arlington, VA 22201

Attn:	Attn:	General Counsel

With a copy of any Notices of Default, Dispute or legal action to:	With a copy of any Notices of Default, Dispute or legal action to:

Exelon Business Services Company, LLC 2301 Market Street Philadelphia, PA 19103	Opower, Inc. 1515 N. Courthouse Rd., 8th Floor Arlington, VA 22201

Attn: Legal Department (Corporate & Commercial, and Litigation)	Attn:	General Counsel

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

EXHIBIT A

DEFINITIONS

As used in this Master Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to Buyer, those entities identified in Exhibit A as amended from time to time by Buyer, and as to Buyer and Company includes those entities that now or hereafter own, are owned by, or have an owner in common with, Buyer or Company, where “control” means at least a fifty percent (50%) ownership interest.

“Analytic Data” means any data or information in whatever media: (i) constituting any analysis or feedback that Buyer provides to Company; or (ii) generated by Company using its proprietary algorithms using data or information provided to it by or on behalf of Buyer under this Master Agreement or a Purchase Order, to the extent that Company is required to provide or otherwise provides such data to Buyer hereunder.

“Background Confidential Information” means Confidential Information belonging to a Party and that existed prior to the Effective Date.

“Background Investigation” means a Company-performed background investigation of Company Personnel who will perform Work for Buyer which meet the requirements set forth in Article 22.5 of this Master Agreement.

“Background Intellectual Property” means a Party’s Intellectual Property that exists as of the date that the relevant Project begins under this Master Agreement.

“Best Efforts” means that a Party’s obligation shall be satisfied by making a reasonable, diligent, and good faith effort to accomplish the desired end, even if the impact would be adverse to the Party, and even if there is a monetary cost to taking the action(s). Notwithstanding the foregoing, the term “best efforts” is not intended to be, and shall not be construed as, a requirement that a Party take any action that is necessary to accomplish the desired end, regardless of the impact to the Party or the monetary cost of taking the action.

“BGE” means Baltimore Gas and Electric Company, a Maryland corporation.

“BSC” means Exelon Business Services Company, LLC, a Pennsylvania limited liability company.

“Business Day(s)” means any calendar day which is not a Saturday, Sunday or legal holiday in the state where the Work is performed.

“Buyer” means BSC or the Exelon Utility that issues a particular Purchase Order.

“Buyer Data” means any data or information in whatever media (a) provided to Company by Buyer under this Master Agreement, or a Purchase Order; or (b) provided by a third-party Company of Buyer, customer of Buyer or Buyer’s Designated Representative or other Person designated by Buyer to provide such data to Company under this Master Agreement or a Purchase Order on behalf of Buyer, including: Personally Identifiable Information, customer profile information, and notification preference data.

“Buyer Personnel” means Buyer’s directors, officers, employees, consultants, independent Companies, agents and representatives.

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“Change Order” means a written order issued by Buyer that permits and directs an addition to, deletion from, or adjustment or revision to a Purchase Order.

“ComEd” means Commonwealth Edison Company, an Illinois corporation.

“Commercially Reasonable Efforts” means that a Party’s obligation shall be satisfied by (1) taking ~~all~~ actions that a prudent, experienced entity in the industry would take under similar circumstances; (2) complying with industry best practices or custom; and, where applicable, (3) complying with standards set by an recognized standard-setting organization in the industry; provided, however, that a Party required to use “commercially reasonable efforts” shall be entitled to consider its own financial interests and shall not be required to take action to the point of undue financial or commercial hardship. The term “commercially reasonable efforts” also implies an obligation for a Party to act in good faith.

“Company” means Opower, Inc., a Delaware corporation which is contractually responsible to deliver the Material and perform the Services set forth in this Master Agreement or pursuant to Purchase Order(s) incorporating this Master Agreement, inclusive of its Affiliates, SubCompanies, members, officers, directors, employees, agents, representatives, successors, and assigns.

“Company Parties” has the meaning set forth in Article 12.

“Company Personnel” means any and all individuals assigned by, through or on behalf of Company or its SubCompanies to perform the Work; including their partners, employees, officers, and agents.

“Confidential Information” means all confidential or nonpublic information of a Party, including any information that is marked or identified as “confidential,” “proprietary,” or with words of similar import or where the circumstances surrounding disclosure should reasonably imply that such information is confidential, Personally Identifiable Information, and all information which relate to past, present, and future research, development, and business activities of the Disclosing Party and its Affiliates, including inventions, discoveries, formulas, processes, devices, methods, compositions, compilations, system plans, flow charts, source codes, algorithms, procedures, data and other proprietary information of the Disclosing Party, regardless of the form or medium contained or stored in (including hard copy, electronic or digital form). Such Confidential Information shall include any such information not generally known by the trade or public, even though such information has been previously disclosed to one or more third parties pursuant to confidentiality, disclosure, or other agreements or collaborations entered into by the Disclosing Party.

“Contract Documents” means the Purchase Order, any Change Orders thereto, this Master Agreement, and any other documents identified as Contract Documents herein, or in such Purchase Order or Change Orders.

“Contract Price” means the price, if any, set forth in the Purchase Order (as may be adjusted pursuant to any subsequent Change Orders) to be paid by Buyer to Company for the Work, including any incentives or bonuses.

“Designated Representative” means the individual or individuals designated by each of the Parties who will provide the general administration of this Master Agreement in connection with, and shall be or assign that Party’s field representative in all matters related to, any Purchase Order or Project.

“Disclosing Party” means the Party that discloses, or on whose behalf a third-party discloses, Confidential Information and/or export controlled items or information to the Receiving Party.

“Disputes” means disputes between the Buyer and Company arising under or out of the applicable Contract Documents.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

“Dispute Resolution Process” means the process for resolving Disputes as set forth in Articles 23 and 24.

“Dollars” and “$” means United States Dollars.

“Dot Release” means a release of the Software that contains periodic minor improvements to the security or maintenance of the Software, including “bug fixes,” in each case that are provided before the first Major Annual Release that is deployed after the applicable Perpetually Licensed Software launch date.

“Drug” or “Drugs” includes any (1) chemical substance whose manufacture, use, possession, purchase, or sale is prohibited by Law, and (2) legal chemical substances (whether a narcotic, controlled substance, prescribed drug, or over-the-counter medication) obtained illegally, taken for purposes of abuse, or the use of which would impair the user’s physical or cognitive abilities.

“Effective Date” means, notwithstanding anything herein to the contrary, the date set forth on the cover page of this Master Agreement.

“Emergency Work” means Work requested by Buyer in writing to be performed by Company prior to execution of a Purchase Order or Change Order due to exigent circumstances.

“Enhancements” means any modifications, revisions, improvements or additions to any of the Parties’ Background IP created pursuant to a Purchase Order or Change Order.

“Environmental Laws” means any Laws pertaining to the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”); the Clean Air Act, 42 U.S.C. 7401, et seq. (“CAA”); the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. (“FWPCA”); and the Emergency Planning & Community Right-to-Know Act , 42 U.S.C. 11001 et seq. (“EPCRA”) and any other law that governs: (a) the existence, removal, or remediation of Hazardous Substances on real property; (b) the emission, discharge, release, or control of Hazardous Substances into or in the environment; or (c) the use, generation, handling, transport, treatment, storage, disposal, or recovery of Hazardous Substances.

“Exelon Parties” has the meaning set forth in Article 12.

“Exelon Utility” and “Exelon Utilities” mean any one of BGE, ComEd, PECO, and any electricity utility that becomes an Affiliate of Exelon Corporation and becomes a Party to this Master Agreement; and all of BGE, ComEd, PECO and any electricity utility that becomes an Affiliate of Exelon Corporation and becomes a Party to this Master Agreement, respectively.

“Final Completion” means the date for completion of the Work listed in the Purchase Order or Project Schedule. In the event of a conflict between the date of Final Completion listed in the Purchase Order and the Project Schedule, the date listed in the Project Schedule shall govern.

“Final Payment” means payment of all moneys due but not previously paid to Company under a Purchase Order after receipt by Buyer of Company’s final invoice.

“FirstFuel” means FirstFuel Software, Inc.

“Force Majeure” means the occurrence of a fire, flood, earthquake, elements of nature or act of God, lock-outs and strikes, war, riot, civil disorder, terrorist act, rebellion or revolution, government embargo, quarantine,

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

sanction, order, or other mandate; failure of public utility or transportation systems; government inaction or delay in granting a required permit or approval; change in Law; Nuclear Incident, Precautionary Evacuation or other catastrophic event beyond the reasonable control of a Party that delays or prevents the Party, directly or indirectly, from performing its obligations under a Purchase Order, provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence, and (ii) such occurrence could not have been avoided by reasonable precautions and cannot be circumvented through the use of commercially reasonably alternative sources, workaround plans, or other means.

“Foreign Material” has the meaning given to it in the Foreign Materials Exclusion Special Terms and Conditions attached to and incorporated herein as Exhibit D.

“Governmental Authority” means any and all federal, state, county, municipal, local, foreign or other government, or any agency or subdivision of any or all of the foregoing, or any quasi-governmental agency, self-regulating organization, electric reliability organization or regional reliability organization, board, bureau, commission, department, instrumentality, or public body, or any court, administrative agency, arbitrator, mediator, regulator, or other tribunal or adjudicative authority.

“Health and Safety Laws” means any Laws pertaining to safety and health in the workplace, including the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), and the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”).

“Initial Purchase Orders” shall mean those Purchase Orders that are issued and executed on (or approximately on) the same date as the Effective Date.

“Intellectual Property” means any and all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (a) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (including all patents issuing thereon), statutory invention registrations, and invention disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions rights; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and other identifiers of source and including all goodwill associated therewith, and all common law rights applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and applications, registrations and renewals in connection therewith; (d) all trade secrets; (e) formulas and algorithms; (e) all Software (including related documentation, flow charts, Object Code, source code, diagrams descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items); and (f) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Personnel” means Company Personnel who possess critical knowledge or skills for performance of the Work and whose loss might delay or disrupt performance of the Work.

“Law” or “Laws” means all laws, statutes, codes, ordinances, rules, regulations, lawful orders, applicable guidance documents from regulatory agencies, judicial decrees and interpretations, standards, requirements, permits and licenses, including Environmental Laws, Health and Safety Laws, tax laws and applicable tax treaties, building, labor and employment Laws, as amended from time to time, of all Governmental Authorities that are applicable to the Work and any of Company’s obligations under the Contract Documents.

“License Term” has the meaning set forth in a Purchase Order.

“Lien” means any judgment, charge, mortgage, deed of trust, encumbrance, pledge, lease, easement, servitude, exercise of rights, powers or privileges, rights of others, security interest, or claims of any kind,

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

including, among other things, any oral or written agreement to give any of the foregoing or arising under any conditional sale or title retention agreement or under any federal, state, county, municipal, local, or other governmental lien imposed as a result of an actual or alleged violation of any applicable Law.

“Major Annual Release” means a new version of the Software that includes material new functionality. Any releases that are not considered Dot Releases shall be considered Major Annual Releases.

“Malware” means computer Software, code, or instructions that (i) are designed or intended to adversely affect the operation, security, or integrity of a computing, telecommunications or other digital operating system; (ii) without functional purpose, self-replicate written manual intervention; (iii) purport to perform a useful function but actually perform either a harmful function or no useful function while using substantial system or memory resources; and (iv) without authorization collect and/or transmit to third parties information or data and are commonly known as “viruses,” “Trojans,” “worms,” and “spyware” or similar code or devices.

“Material” means all raw material, equipment, components, products, supplies, goods hardware, or other durable equipment to be furnished by Company pursuant to a Purchase Order.

“Milestone Dates” means the delivery dates, the date of Substantial Completion, the date of Final Completion, and any other dates identified as such in the Purchase Order or Project Schedule for Company’s completion of specific components of the Work, but subject to any change management procedures and other agreement of the Parties relating to the adjustment of Milestone Dates.

“NERC” means the electric reliability organization known as the North American Electric Reliability Corporation or its successor, or a regional reliability organization with authority delegated by NERC, including without limitation the Reliability First Corporation, Northeast Power Coordinating Council, Florida Reliability Coordinating Council, Midwest Reliability Organization, SERC Reliability Corporation, Southwest Power Pool, RE, Texas Regional Entity, and the Western Electricity Coordinating Council.

“Notice of Election” has the meaning set forth in Article 12.

“Object Code” means with respect to any Software application, program, micro-application, or application program interface, the machine-readable source code of such Software in the programming language in which it was written.

“Olivine” means Olivine, Inc.

“Party” or “Parties” means Company, BSC or any Exelon Utility, individually, or Company BSC and all Exelon Utilities, collectively.

“PECO” means PECO Energy Company, a Pennsylvania corporation.

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[40]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[41]	[****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

“Person” means any natural person, partnership (limited, general, or other), joint venture (limited or otherwise), company (limited liability or otherwise), corporation, association, Governmental Authority, or any other legal entity of whatever kind or nature, together with any combination of one or more of the foregoing.

“Personally Identifiable Information” means any name, number, or other information that may be used, alone or in conjunction with any other information, to identify, distinguish, trace or assume the identity of a specific person, including any (a) names, initials, mother’s maiden name, address, email address, password, account number, social security number, date of birth, official state or government issued driver’s license or identification number, alien registration number, government passport number, employer or taxpayer identification number, or any similar identification, (b) personal, financial, or healthcare information, credit card information, bank account number, credit card number or debit card number, (c) unique biometric data, such as fingerprint, voice print, retina or iris image, or other unique physical representation, (d) unique electronic identification number, address, or routing code, (e) telecommunication identifying information or access device (as defined in 18 U.S.C. §1029(e)), or (f) personal preferences, demographic data, marketing data, or any other identification data. For the avoidance of doubt, Personally Identifiable Information includes all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. §6801 et seq.) and “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d).

“Pilot Software” shall have the meaning set forth in Article 22.6.1.

“Policies and Procedures” means all applicable rules, policies, Site requirements, and procedures of Buyer, including those in Exhibit B, which have been or shall be provided to Company and/or posted on a secure website as designated by Buyer.

“Project” shall have the meaning set forth in the first recital.

“Project Schedule” means the schedule mutually agreed to by Buyer and Company for the performance of the various elements of the Work identified in the Purchase Order. The Project Schedule shall be one of the Contract Documents.

“Purchase Order” means a written or electronic document issued by Buyer to Company, which may include a detailed Scope of Work as an exhibit, and incorporating by reference this Master Agreement and which upon acceptance by Company creates a contract for the performance of the Work.

“Reasonable Efforts” means that a Party’s obligation shall be satisfied by (1) taking actions that a prudent, experienced entity in the industry would take under similar circumstances; (2) complying with industry top-tier practices or custom; and, where applicable, (3) complying with standards set by a recognized standard-setting entity within the industry. The term “reasonable efforts” also implies an obligation for a Party to act in good faith.

“Receiving Party” means the Party that receives disclosure of Confidential Information and/or export controlled items or information.

“Retiree” means a former Exelon or Affiliate employee whose employment was not governed by a collective bargaining agreement with IBEW Union Local 15 at the time of such employee’s termination of employment and who previously received, is eligible to receive or is currently receiving benefit payments under an Exelon or Affiliate tax-qualified retirement plan, including the Exelon Corporation Retirement Program (Service Annuity Plan of PECO Energy Company or Commonwealth Edison Company Service Annuity System), the Exelon Cash Balance Pension Plan, the Exelon Employee Pension Plan for Clinton, TMI and Oyster Creek,

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

the Pension Plan of Constellation Energy Group, Inc., and Pension Plan of Constellation Energy Nuclear Group, LLC and Nine Mile Point Pension Plan of Nine Mile Point Nuclear Station.

“Scope of Work” means the detailed description of the Work and Submittals to be provided by Company, typically broken out into specific tasks with assigned Milestone Dates, as set forth in the Purchase Order and other Contract Documents.

“Services” means all of the labor, supervision, administration and other Services identified in the Scope of Work and required to complete the Work set forth in the Purchase Order, including engineering, design, fabrication, construction, installation, demolition, testing, technical assistance, delivery of Material, if appropriate for the Services rendered, and documentation.

“Services Level” means performance criteria set forth in the applicable Purchase Order or in a separate “Services Level” attachment to the Purchase Order and may include an arrangement for credits or other remuneration to Buyer should the performance criteria not be met, and disaster recovery duties specific to such Purchase Order.

“SES Domain” means the field of residential and non-residential energy usage, energy efficiency, demand response, energy pricing, other related energy solutions, including those involving business intelligence and data analytics, and the Utility customer experience related to them.

“Site” means Buyer’s facilities or such other premises (including premises owned or controlled by a third party) where the Work is to be performed and for which the Work is intended.

“Software” means Object Code for the computer programs, applications, micro-applications or application program interfaces, and all version of any of the foregoing that are required to be deployed to, or developed for, Exelon under a Purchase Order and that Company has developed and delivers to Exelon in the Services. Software includes such Object Code that is in Major Annual Releases and Dot Releases.

“Software License” means a grant of rights to use, install, host, and operate the Software and, solely as to Perpetually Licensed Software, and only to the extent expressly set forth in Article 20 (Code Escrow) or in a Purchase Order, modify the Perpetually Licensed Software. Software License includes a Perpetual Software License.

“Source Code” means with respect to any Software application, program, micro-application, or application program interfaces, the human-readable source code of such Software in the programming language in which it was written.

“Specifications” means a highly detailed description of the Materials or Services to be provided by Company, or in the case of jointly performed work as is delegated between Company and Buyer, that includes the final characteristics, dimensions, tolerances, performance requirements, volume of customers, customer reports, and certification and testing requirements, and references codes, drawings, procedures, documents, other particulars for the Work as applicable, which shall be set forth in the Purchase Order or referenced and attached thereto as a Contract Document. The Specifications shall include including any product documentation or “technical briefs” or similar documentation provided by Company, and may be updated by the Company from time to time.

“Staff Augmentation” means Work performed by Company Personnel that : (1) is designated by Buyer as “Staff Augmentation” in the Purchase Order; and which (2) Buyer may direct the means and methods used by Company Personnel to complete the Work on a day-to-day basis.

CONFIDENTIAL TREATMENT REQUESTED BY OPOWER, INC.

“Subcontract” means the contract(s) between the Company and SubCompany relating to SubCompany’s performance of the Work.

“SubCompany” means any Person contracting directly with Company to furnish any part of the Work, or a Person contracting with Company or any party with which Company has a Subcontract (regardless of tier) to furnish any part of the Work.

“Submittals” means all Specifications, Drawings, sketches, reports, shop drawings, diagrams, illustrations, schedules, and other data or information, which are prepared or assembled by or for Company and submitted by Company to Buyer pursuant to the Contract Documents.

“Terms and Conditions” means the provisions of this Master Agreement between Company and Buyer together with all appendices, exhibits, schedules, and attachments hereto, all as such may be amended, restated, or supplemented from time to time as permitted herein.

“Third Party Personnel Acknowledgment” shall have the meaning set forth in Article 17.6.2.

“Work” means all Material, Services, and Submittals required to be provided by Company under a Purchase Order and its associated Contract Documents including, re-work and warranty work.

All other capitalized terms used herein but not set forth above shall have the meanings ascribed to them in this Master Agreement.